Exhibit 4.25

LIQUID AVIATION FUEL SUPPLY AGREEMENT ENTERED INTO BETWEEN ORGANIZACION TERPEL S.A. AND AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA, TAMPA CARGO S.A.S. (TAMPA), TACA INTERNACIONAL AIRLINES S.A. SUCURSAL COLOMBIA (TACA INTERNATIONAL), TRANS AMERICAN AIRLINES S.A. SUCURSAL COLOMBIA (TACA PERU), LINEAS AEREAS COSTARRICENSES S.A. SUCURSAL COLOMBIA (LACSA) AND AEROLINEAS GALAPAGOS S.A. SUCURSAL COLOMBIA (AEROGAL)

CN-2015-002460

Among the undersigned

-	ORGANIZACION TERPEL S.A., a duly incorporated commercial company pursuant to legal regulations identified with Tax ID No. (NIT) 830.095.213-0 (hereinafter “TERPEL”),

and

-	AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA, a duly incorporated commercial company pursuant to legal regulations with Tax ID No. (NIT) N° 890.100.577-6 (hereinafter “AVIANCA”),

-	AEROLINEAS GALAPAGOS S.A. AEROGAL SUCURSAL COLOMBIA a duly incorporated commercial company pursuant to legal regulations with Tax ID No. (NIT) N° 900.088.112-1 (hereinafter “AEROGAL”),

-	TRANS AMERICAN AIRLINES S.A. TACA PERU SUCURSAL COLOMBIA, a duly incorporated commercial company pursuant to legal regulations with Tax ID No. (NIT) N° 830.078.083-8 (hereinafter “TACA PERU”)

-	LINEAS AEREAS COSTARRICENSES S.A. LACSA SUCURSAL COLOMBIA a duly incorporated commercial company pursuant to legal regulations with Tax ID No. (NIT) N° 892.400.030-4 (hereinafter “LACSA”),

-	TACA INTERNATIONAL AIRLINES S.A. SUCURSAL – COLOMBIA a duly incorporated commercial company pursuant to legal regulations with Tax ID No. (NIT) N° 900.460-506-2 (hereinafter “TACA INTERNATIONAL”)

-	TAMPA CARGO S.A.S., a duly incorporated commercial company pursuant to legal regulations with Tax ID No. (NIT) N° 890.912.462-2 (hereinafter “TAMPA”),

We have agreed to enter into this Liquid Aviation Fuel Supply Agreement derived from Oil (hereinafter “The Agreement”), pursuant to the terms and conditions set forth below:

Avianca, Aerogal, Taca Peru, Lacsa, Taca International and Tampa act jointly but no severally and shall be known generally and jointly hereinafter as “THE AIRLINES”.

FIRST. SUBJECT MATTER. By executing The Agreement, TERPEL undertakes to provide at the prices set forth in ANNEX No. 1, during the validity of this Agreement, pursuant to the parameters negotiated herein and under the INTO PLANE modality, the estimated volumes of JET A-1 set forth in ANNEX No. 1 (hereinafter “The Product(s)”) that THE AIRLINES require for consumption of its aircraft on domestic and international flights, originating at the following airports at the national level: (i) Alfonso Bonilla Aragón of Cali (CLO), (ii) Ernestos Cortissoz of Barranquilla (BAQ), (iii) Rafael Nuñez of Cartagena (CTG), (iv) José María Córdova of Rionegro (MDE) and (v) Almirante Padilla of Riohacha (RCH)

FIRST PARAGRAPH: This Agreement is entered into considering the estimated consumption of THE AIRLINES and set forth in ANNEX No. 1 herein. If THE AIRLINES should require an increase of said consumption levels by a percentage equivalent or greater to twenty percent (20%), they undertake to advise TERPEL at least three months in advance and six months in advance for percentages that exceed 20% to validate the origin of the fuel and the infrastructure to meet those demands.

Should TERPEL not have the availability of the excess product required by THE AIRLINES to meet the additional volumes, or the infrastructure required for its provision, THE AIRLINES must be notified as follows:

a)	For consumption of a percentage equivalent to twenty percent (20%), THE AIRLINES must be notified 45 days in advance of the inability to comply with those volumes, not constituting breach of agreement;

b)	For consumption of a percentage in excess of twenty percent (20%), THE AIRLINES must be notified at least ninety (90) days in advance of the inability to comply with these volumes, not constituting breach of agreement;

TERPEL undertakes to make its best efforts to manage the additional requested volumes and/or adapt its infrastructure to comply with this agreement.

THE AIRLINES may contract the difference in product not covered by the request made to TERPEL with a third party, thus covering total demand without resulting in modification of the conditions contained herein.

SECOND PARAGRAPH. The Parties acknowledge and accept that the aviation fuel supply subject matter of this agreement will be performed by TERPEL as an agent in the corresponding fuel distribution chain, pursuant to the authorization granted for this purpose by the Ministry of Mines and Energy. Therefore, TERPEL may deliver the product as a retailer at the aviation service station or as an industrial retailer, as applicable.

SECOND. TERM. The term of this agreement will be as of the date of execution until November 30, 2018.

In order to assess the market behavior at the airports mentioned in the first clause and verify whether TERPEL is the best option, THE AIRLINE may carry out market surveys as necessary. If the result of the market surveys carried out by the AIRLINES determines that there are better supply options or if they decide to cease purchasing from TERPEL at any or several of the abovementioned airports, THE AIRLINE may terminate the agreement with TERPEL for those airports in which they determined there were better conditions without resulting in any compensation for TERPEL. The latter notwithstanding, and considering that the fuel supply service fees set forth in this agreement where offered by TERPEL to THE AIRLINES under the conditions requested by them, that is, for supply as of the date of execution of this agreement for all of the abovementioned Airports during the term of this Agreement, should THE AIRLINES decide to change suppliers at any of the airports mentioned in the first clause, the parties shall reach an agreement as to the price of the fuel for those Airports in which THE AIRLINES will continue to receive fuel from TERPEL. Should the parties not reach an agreement as to the price, the agreement may be terminated.

FIRST PARAGRAPH. TERPEL may provide the supply in the subject matter of the Agreement using its own or third-party infrastructure, under a lease, concession or operation agreement, among others, as determined by TERPEL or the competent authority. In any case, for the supply of the estimated volumes set forth in ANNEX No. 1 and additional ones requested by THE AIRLINES and approved by TERPEL, it shall be the responsibility of TERPEL to have the required infrastructure and there shall be no excuse for failure to comply with their obligations herein, except in the event of duly proven unforeseen circumstances, force majeure or as expressly mentioned herein.

THIRD. PERCENTAGE OF TOTAL VOLUME REQUIRED BY THE AIRLINES AND SUPPLIED BY TERPEL. By executing the Agreement, THE AIRLINES may purchase and TERPEL undertakes to supply THE AIRLINE, with the volume required pursuant to the estimates set forth in ANNEX No. 1.

FOURTH. DETERMINING THE SUPPLY VOLUME PER FLIGHT. THE AIRLINES will provide TERPEL, or its designee, pursuant to the protocols agreed for delivery of this information, daily as agreed, the itinerary of its flights. The amount of fuel to be delivered per flight will be notified with a Tanking Order delivered at the time of the supply operation.

If any of the Parties promotes changes in relation to the information delivery protocol that result in reasonable additional costs, the parties must negotiate said costs.

FIFTH. DELIVERY, TITLE AND RISK OF LOSS. Reception of the fuel by THE AIRLINES shall be performed as follows:

TERPEL will deliver the fuel volume at the aircraft scheduled for departure at the following airports: (i) Alfonso Bonilla Aragón of Cali (CLO), (ii) Ernestos Cortissoz of Barranquilla (BAQ), (iii) Rafael Nuñez of Cartagena (CTG), (iv) José María Córdova of Rionegro (MDE) and (v) Almirante Padilla of Riohacha (RCH)

The title and risk of loss of the fuel shall pass from TERPEL to THE AIRLINES upon delivery to the aircraft. Delivery at the aircraft shall be understood in any of the following cases:

a)	When the fuel passes the under-wing adaptor; or

b)	When the fuel passes the connection or fill hose above the wing, depending on the aircraft being supplied. As of that moment, THE AIRLINES shall be exclusively liable for any impairment or loss.

Notwithstanding the foregoing, THE AIRLINES may claim any damage suffered attributable to the duly proven quality or quantity of fuel supplied.

SIXTH. TERPEL’S OBLIGATIONS. By executing this Agreement, TERPEL is obligated to:

a)	Have the required infrastructure to guarantee supply to THE AIRLINES of the volumes set forth in ANNEX No. 1 herein.

b)	Deliver to THE AIRLINES the Volume of Product requested, included in the estimated volumes in ANNEX No. 1 or the additional volumes requested by THE AIRLINES and approved by TERPEL, considering THE AIRLINES’ operation characteristics and the consumption, maintenance and other requirements, except in the event of unforeseen circumstances, force majeure, or those set forth in clause thirty-six that prevent TERPEL from delivering the fuel. TERPEL will use its best efforts to minimize and mitigate the propagation of any force majeure, unforeseen circumstance or those events set forth in clause thirty-six. During the occurrence of TERPEL’S inability to supply fuel due to the abovementioned causes, duly notified, as applicable, pursuant to the contingency plan provided by TERPEL, which is an integral part of this agreement (ANNEX No. 6), THE AIRLINES may look for other suppliers to satisfy its operational needs without modifying the commercial conditions agreed between the parties. Once the situation ceases, supply will resume under the initially agreed commercial conditions.

c)	Guarantee the quality of the supplied Products pursuant to the provisions of clause eleven. Notwithstanding its liability for the quality of the products, TERPEL must perform at least two audits per year to its contractors and owned aviation service stations and inform THE AIRLINES within five (5) working days of said audits of any findings regarding the quality of the product that could put the operation and safety of THE AIRLINES at risk.

When THE AIRLINES detect a possible fuel contamination event they must notify TERPEL. TERPEL, directly or through its suppliers and contractors, must conduct the corresponding technical investigation of the matter. TERPEL will submit a report to THE AIRLINES with the conclusions of the investigation within 3 months as of the moment when TERPEL was notified of the event by THE AIRLINES.

d)	Except in cases of force majeure, unforeseen circumstances and other cases expressly set forth herein and duly proven, in the event of risk of shortages or shortage events, TERPEL shall guarantee continuity of service to THE AIRLINES, for which it will apply the contingency plan set forth in ANNEX No. 6, without the latter implying any additional costs or modifications to the product delivered to THE AIRLINES.

e)	Avoid using THE AIRLINES’ names, its brands or slogans, without prior and express authorization from THE AIRLINES. For commercial purposes, TERPEL may include THE AIRLINES in their list of clients.

f)	Meet applicable current environmental regulations regarding distribution, marketing and supply of aviation fuel and hold THE AIRLINES harmless in relation to those risks in the event of damages to THE AIRLINES or third parties for causes attributable to TERPEL.

g)	Hold and maintain all license and permits required by law in relation to its operation.

h)	Agree with the respective Airport administrator as to the terms of the permits and authorizations required to perform the supply under the conditions required by the law.

i)	Meet all safety, operational and quality standards required by THE AIRLINES by the various certification and control entities, when they are notified and apply to the processes that

TERPEL must develop as a result of their duties under the terms of the Agreement. THE AIRLINES and TERPEL will coordinate as necessary to guarantee compliance, disclosure and enforcement of said standards. It is hereby clarified, that the quality standards mentioned herein are set forth in clauses twelve and thirteen of the Agreement. In the event of an additional requirement by the certification and control entities of THE AIRLINES, said requirement shall be notified to TERPEL and its enforcement agreed upon by the Parties.

j)	All those contained in the Agreement, as well as those within the nature or essence of this legal business.

k)	Guarantee compliance of the provisions in Resolution 1309 from 2012 by the Ministry of Labor, or those that modify or repeal it, while INTO PLANE fuel supply, as long as performance of any of the activities associated with provision of this service are performed at a height that exceeds1.5 meters above ground.

l)	Strictly comply with all current normativity regarding Industrial Safety and Health in the workplace and guarantee the human, physical and financial resources to design and implement the occupational safety and health management system, with special consideration to Law 1562 from 2012, decree 1443 from 2014, decree 1609 from 2002, resolution 1409 from 2012, resolution 2400 from 1979, resolution 1565 from 2014, decree 321 from 1999, resolution 1016 from 1989 and resolution 1401 from 2007 and those that modify or repeal them.

m)	Meet al industrial safety, occupational health and environmental standards, among others, required by the Civil Aeronautics and the concessionaires at the different airports regarding fueling aircraft.

n)	Comply with the subject matter of this agreement while duly protecting the environment and natural resources, for which it must comply with all environmental permits for each of its operations, a contingency plan and licenses granted by the environmental authority.

o)	Hold, during the term of this agreement, the respective environmental permits required pursuant to its activity, the contingency plan for storage of hydrocarbons, and all other environmental management and control instruments required by current environmental legislation to fulfill the subject matter of this agreement. Pursuant to the above, in the event that due to any factual or legal motive said instruments expire or lose their validity, TERPEL is under the obligation to notify THE AIRLINES of the situation at least three (3) working days after the fact that resulted in the invalidity of said authorization, in which case THE AIRLINES may terminate this agreement without resulting in any compensation as a result of said termination.

p)	Avoid performing any of the activities in the subject matter of this agreement without the licenses, permits, concessions or authorizations required for the use, exploitation and affectation of natural resources and the environment, pursuant to current normativity and necessary for the performance of this agreement.

q)	If during performance of this agreement TERPEL generates waste, it must provide adequate handling, treatment and exploitation according to the nature of the waste generated, with ideal third parties who hold the necessary environmental licenses and authorizations. Any incident resulting from management of hazardous waste must be reported to THE AIRLINES within 24 hours after their occurrence as long as they are directly related to the performance of the agreement.

r)	Have the Contingency Plan for activities developed in relation to hazardous substances handled during development of this agreement.

s)	TERPEL, pursuant to the provisions of subparagraph f in this clause, must make its best efforts to have the available stock at each airport where it renders its services, based on the information delivered by THE AIRLINES, pursuant to ANNEX No. 6 – Terpel’s Contingency Management and Storage Capacity.

t)	Have the defined contingency plans that allow controlling irregularities to the normal fuel supply process for its operations and the authorized refiner to guarantee supply.

u)	Comprehensible comply with all of the obligations set forth in the annexes mentioned in clause thirty-five.

SEVENTH. OBLIGATIONS OF THE AIRLINES. By executing this Agreement, THE AIRLINES are obligated to:

a)	Receive from TERPEL the requested fuel volume to supply its aircraft, except in the event of force majeure or unforeseen events that prevent THE AIRLINES from accepting delivery of the

Products. THE AIRLINES will make their best effort to minimize and mitigate the propagation of force majeure or unforeseen events. Once the event that resulted in the impossibility by THE AIRLINES of receiving the Products, THE AIRLINES will continue to be under the obligation of receiving the requested Products to supply its Aircraft and Equipment from TERPEL and to fully comply with the obligations derived from the Agreement.

b)	Timely provide TERPEL with the information that allows budgeting consumption, increase or decrease thereof. Timely shall be understood as notification by THE AIRLINES to TERPEL within no less than three (3) months in order to request the product. However, during this term, THE AIRLINES may perform adjustments notifying TERPEL no les s than one (1) month in advance of the date on which they require the Product.

c)	Pay the value of the supply within the agreed term.

d)	Avoid using TERPEL’S name, its brands and slogans, without prior and express authorization from TERPEL.

e)	THE AIRLINES will provide support to TERPEL when it so request, to coordinate with all other suppliers contracted by THE AIRLINES who provide services for the aircraft so that the fuel supply operation can be performed safely and quickly.

f)	All those contained in the Agreement, as well as those within the nature or essence of this legal business.

EIGHTH. TERMINATION OF THE AGREEMENT DUE TO CANCELATION OF TERPEL’S OR THE AIRLINES’ OPERATIONS. – In the event of termination of TERPEL’S or THE AIRLINES’ operations for any cause at the airports mentioned in the first clause of the Agreement, the terms and conditions thereof shall be considered terminated. TERPEL or THE AIRLINES, as applicable, may cancel their operations or withdraw from the airport without any liability, as long as whoever decides to retire notifies the other party at least [**] in advance, except if the cancellation or withdrawal decision results from a determination by the Government, the airport owner and/or administrator or concessionaire and said decision forces cancellation or withdrawal within a shorter term.

If the decision to cancel the operation by THE AIRLINES is due to transfer of its operation to another Airport, THE AIRLINES may grant TERPEL the possibility to participate in the bidding process for fuel supply that results from this situation.

NINTH. TERPEL’S AND THE AIRLINES’ LIABILITY. By executing this Agreement, TERPEL shall be liable for damages caused to THE AIRLINE, its parent company, affiliates, subsidiaries and related companies, as well as employees, contractors and/or third parties who depend of one or the other, for any action or omission by TERPEL, any of its employees, dependents, contractors or subcontractors (including INTO PLANE suppliers) incurred during performance of the Agreement, due to partial or full non-compliance with their obligations hereunder, pursuant to the liability regime set forth by the Law. Therefore, TERPEL is under the obligation to hold each and every of these persons harmless from claims, suits, sanctions or any other legal action that may arise for claims related to damages caused by TERPEL in performance of this Agreement under its terms. In the event that one of the parties is legally or administratively obligated to pay any sum of money by virtue of the liability described herein, THE AIRLINES may call upon TERPEL to pay the corresponding amount, notwithstanding TERPEL’S right of defense.

THE AIRLINES shall be liable for damages caused to TERPEL, its parent company, affiliates, subsidiaries and related companies, as well as employees, contractors and/or third parties who depend of one or the other, for any action or omission by THE AIRLINES, any of its employees, dependents, contractors or subcontractors incurred during performance of the Agreement, due to partial or full non-compliance with their obligations hereunder, pursuant to the liability regime set forth by the Law. Therefore, THE AIRLINES are under the obligation to hold each and every of these persons harmless from claims, suits, sanctions or any other legal action that may arise for claims related to damages caused by THE AIRLINES in performance of this Agreement under its terms. In the event that one of the parties is legally or administratively obligated to pay any sum of money by virtue of the liability described herein, THE TERPEL may file a claim for recovery against THE AIRLINES to pay the corresponding amount, notwithstanding THE AIRLINES’ right of defense.

In the event the damages caused to a third party are due to circumstances attributable to both parties, liability shall be governed by general rules on the matter.

FIRST PARAGRAPH. In the event THE AIRLINES are sentenced in a legal or administrative process for environmental liability or damage, for causes attributable to TERPEL, THE AIRLINES file a claim for recovery against TERPEL for payment of all costs and expenses to pay for sums ordered, as well as expenses incurred during the legal or administrative process, including defense costs, notwithstanding the TERPEL’S right of defense.

TENTH. GUARANTEES. Within five (5) days after executing this agreement, as a precedent condition to its performance, TERPEL must constitute the following insurance policies. In order to constitute the policies, TERPEL must abide by the Master Policy for Major Beneficiaries of AVIANCA – TACA – SUBSIDIARIES AND/OR AFFILIATES under the previously approved terms and conditions therefor, which THE CONTRACTOR declares to know herein. THE CONTRACTOR must ensure compliance of its obligations by procuring the applicable insurance certificates for the Master Policy for Major Beneficiaries of AVIANCA – TACA – SUBSIDIARIES AND/OR AFFILIATES, should said insurance consist of Performance or Civil Tort Liability Policies. The insurance certificates must include the following coverages:

Performance Policy, which must contain the following coverages:

a)	Performance: With the purpose of guaranteeing each and every obligation of fuel supply derived from the Agreement, for a sum equivalent to TEN percent (10%) of the total annual supply value. The estimated supply value for the first year is [**]. Coverage shall be valid for a year as of ten (10) working days after the date of execution of the Agreement and renewed annually to cover the total term of fuel supply pursuant to the validity set forth in the second clause. The value of the policy shall be recalculated by THE AIRLINES 30 days prior to its expiration. The secured party shall be TERPEL and the insured parties and loss payees shall be AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA, AEROLINEAS GALAPAGOS S.A. SUCURSAL COLOMBIA, TRANS AMERICAN AIRLINES S.A. TACA PERU SUCURSAL COLOMBIA, LINEAS AEREAS COSTARRICENSES S.A. LACSA SUCURSAL COLOMBIA, TACA INTERNATIONAL AIRLINES S.A. SUCURSAL COLOMBIA AND TAMPA CARGO S.A.S.

b)	Civil Liability for Aviation, Facilities, Products and Maintenance Activities for a sum of [**] per event and in the annual aggregate in relation to products, to secure damages caused to THE AIRLINES and/or the property and/or bodily injury to third parties during the performance, lack of performance and/or undue performance of the supply and for damages caused to THE AIRLINES and/or property damage and/or bodily injury to third parties derived from the product supplied by TERPEL (AVN105 Clause). And [**] per event and in the annual aggregate to cover civil liability for War, Civil Commotion and allied perils (AVN52G Clause). Coverage must be valid during the term of the Agreement.

FIRST PARAGRAPH. The value of the corresponding premiums shall be borne by TERPEL and lack of payment will allow THE AIRLINES to apply the penalties described in the Agreement or otherwise terminate the agreement unilaterally and in advance without resulting in any liability for THE AIRLINES. THE AIRLINES may claim from TERPEL damages resulting from said termination.

SECOND PARAGRAPH: The civil liability policies shall name THE AIRLINES and other persons listed in this paragraph as additional insureds and must include a non-modification or cancellation clause, other than with prior notification of thirty (30) calendar days or seven (7) calendar days in the event of risk of war. TERPEL must submit to THE AIRLINES, as evidence of said policies, the corresponding insurance certificates, which it shall submit at the latest ten (10) working days as of the date of execution of the Agreement. This insurance shall also include a severability of interests clause, which shall operate as if a separate policy had been issued for each of the insureds, except that in no event shall the insurer’s total liability with all of the insureds shall exceed the civil liability limit contracted by TERPEL in the cover sheet of this policy.

THIRD PARAGRAPH: TERPEL must submit a renewal of the respective insurance and reinsurance certificate before their expiration.

[**] Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

In absence of the policy required in subparagraph b in this clause within ten (10) days after execution of the Agreement, or the renewal thereof for subsequent terms, THE AIRLINES may take a policy on behalf of and on account of TERPEL, who expressly agrees to the values for premiums THE AIRLINES may have paid to be directly discounted from any sums owed.

FOURTH PARAGRAPH: TERPEL may not modify, revoke or cancel the guarantee or insurance without prior written authorization from THE AIRLINES.

FIFTH PARAGRAPH: It is hereby understood that any deductible agreed in the policies shall be fully borne by TERPEL, as well as any damage in excess of the insured limit, as long as the event is covered by the policy.

ELEVENTH. TECHNICAL FUEL SPECIFICATIONS. By executing this Agreement, TERPEL shall purchase from ECOPETROL or any third party so chosen by TERPEL and supply THE AIRLINES with JET-A1 fuel as long as it meets the current ASTM D1655 standard and Colombian Technical Standard NTC 1899. Oil and its derivatives. Aviation fuel for turbine engines, the current ASTM 1655-15 Standard and Joint Inspection Group standards JIG 1 – Aviation Fuel Quality Control and Operating Standards for Into-Plane Fueling Services -, JIG 2 – Aviation Fuel Quality Control and Operating Standards for Airport Depots-, and Colombian Technical Standards NTC 4642 STORAGE, NTC 4643 – Handling of aviation turbine fuels, Transportation. In the event of a conflict with these standards, TERPEL shall duly make its best effort to apply the most stringent standard.

If the fuel fails to meet the specifications mentioned in the above paragraph, THE AIRLINES shall be relieved from any obligation to purchase the requested fuel from TERPEL at the locations where the failure occurred, until said technical fuel specifications meet the abovementioned standards. If TERPEL is not able to supply the fuel it purchases from ECOPETROL or any other supplier within the offered specifications, TERPEL shall notify THE AIRLINES within five (5) days after gaining knowledge of the situation of the deviations of the product in relation to the described conditions, will apply the contingency plan included in ANNEX No. 6 and will give THE AIRLINES the option of accepting or rejecting the fuel. Once notified of the situation, THE AIRLINES’ decision to accept the product shall not result in any liability for TERPEL.

TERPEL shall be in charge of any processes with the fuel supplier to resolve differences in fuel quality or specifications pursuant to claims presented to TERPEL by THE AIRLINES regarding this matter.

TERPEL shall discuss and receive approval from THE AIRLINES for changes that, due to its operation, it makes to its fuel supply logistics and that may affect the quality of the supplied product, that may affect THE AIRLINES’ aircraft or personnel such as, but not limited to: change of hydrants or commissioning thereof after substantial reforms or maintenance to the distribution network, among others. The revision performed by THE AIRLINES to grant the aforementioned approval shall only include the standards required by the Aviation Industry and those adopted by THE AIRLINES, duly supported by current standards applicable to fuel distribution included in JIG 1 and 2. As a result of the above, THE AIRLINES may not deny approval to modifications TERPEL wishes to make to its operation, if they are not based on the abovementioned applicable standards of aviation fuel distribution. THE AIRLINES shall have a term of 30 calendar days as of when the required documentation is sent to TERPEL to provide an answer regarding any modifications.

TERPEL shall include the following information on the tickets for the various deliveries it makes of the products: specifications of delivered product (JET A), density, temperature of the product at the time of filling the fuel tanker at the plant and the delivery time.

TERPEL may supply imported product to THE AIRLINES as long as it meets the specifications set forth in standard ASTMD 1655, last revision. Regarding transportation, storage and delivery of fuel into-plane for THE AIRLINES’ aircraft, they must meet standards NTS 4642 STORAGE, NTC 4643 SUPPLY and international standards JIG 1 and 2, where the most stringent standard between them shall be applied.

At Airports where the supply shall be performed, THE AIRLINES, including the International Air Transport Association – IATA, shall have the right to perform periodical inspections / audits to the facilities, equipment and procedures of the supplier at all times, as long as it does not interfere with the operation and with prior notification to TERPEL with least five (5) days in advance for formal audits. Regarding ramp inspections at airports included in this Agreement, they may be performed without prior motive. The purpose of these inspections shall be to verify compliance by TERPEL with the procedures set forth by THE AIRLINES for the fuel supply service, pursuant to the provisions of this agreement, as well as the degree of compliance of the supplier with the transportation, storage, supply and distribution industry standards, pursuant to the provisions of the eleventh clause. TERPEL shall answer within 30 calendar days after the date of the reports generated after these inspections performed by THE AIRLINES as long as said reports are based on the standards mentioned in this paragraph and their commonly accepted interpretation within the aviation industry. The observations presented by THE AIRLINES must be supported by JIG and other applicable standards in Colombia.

TERPEL shall allow access, as well, to regulatory entities that supervise THE AIRLINES when they so require to verify the provisions of this clause as long as it does not interfere with the operation and TERPEL I notified 5 working days in advance thereof.

TWELFTH. PRODUCT QUALITY AND QUANTITY CONTROL.

A.	QUALITY CONTROL. TERPEL shall comply with the procedures and tests described below within the time frame specified in THE AIRLINES’ Fuel Procedure Manual, TERPEL’S Quality Control Manual, Standards JIG 1, JIG 2, NTS 4642, NTC 4643, NTC 4517, last version; in the event of any discrepancy, TERPEL shall make its best effort to apply the most restrictive standard.

In addition, if THE AIRLINES’ Quality Assurance Department so requires, TERPEL will send the fuel tests and/or analyses (JET A1) performed at plants and Airports to guarantee that the product meets all specifications.

Below are the tests and their frequency:

TYPE OF TEST	FREQUENCY
Complete Tests	For each tender dispatched by the producer (Lot)
Basic Tests	For each tender received at the plant
Abbreviated Tests	For each tender received at the airport

Tests and their frequency shall follow the provisions of Standards NTC4642, NTC4642 and JIG 1 and JIG 2.

Daily, TERPEL shall perform appearance and water detection tests on fuel, in the presence of THE AIRLINES’ maintenance representative, if so required.

The results and reports of the tests and/or analyses, including full tests by TERPEL’S fuel supplier, shall be made available to THE AIRLINES at plants and airports where TERPEL operates and provided upon request an, in any case, at least automatically in reference to the full tests and Millipore color tests performed at the airports. THE AIRLINES shall be entitled to take fuel samples at any time (JET A-1) from supplied fuel but said samples shall be taken in the presence of an authorized representative from TERPEL.

B.	QUANTITY CONTROL. The volumetric measurements presented by TERPEL will be accepted by THE AIRLINES as prove of delivered quantities. TERPEL undertakes to maintain its gages in perfect working condition, calibrating them with renowned laboratory calibration patterns considered valid by THE AIRLINES, who will be entitled to verify at any time the gage calibration performed by TERPEL. In the event of a claim by THE AIRLINES for shortages in a gage, TERPEL will carry out and perform the calibration in the presence of a representative from THE AIRLINES and if said decalibration is proved, TERPEL will recognize the shortage to THE AIRLINES, applying the volume that would have been supplied to THE AIRLINES by said gage, as of the date of the last calibration performed by TERPEL or its contractor to the gage in question until the date of recalibration in the presence of representatives from THE AIRLINES. Likewise, TERPEL shall assume any transportation and other expenses, if applicable, incurred by officers of THE AIRLINES who will travel to the supply locations to make sure the gages are properly calibrated, as long as there is a difference attributable to TERPEL.

THIRTEENTH. FUEL PRICE. During the term of the agreement, the fuel sale prices (“PF”) (JET A-1) for domestic and international flights by THE AIRLINES, shall be those resulting from the following components:

A.	Price Formula for the Jose Maria Cordova Airport (MDE) and Alfonso Bonilla Aragon (CLO)

The final price will change according with the origin point of the fuel and exists the following variations:

•	Barranca Origin: PF = (IP + VAT) x TRM + C + TP + DIF

•	Reficar Origin Price: PF = (IP + VAT) x TRM + C + TP + DIF + Internation Freight

•	Importer Origin Price: PF = (II + VAT) x TRM + C + TP + DIF + Internation Freight

where

PF = Invoicing price for into-plane fuel (Colombian Pesos / Gallon)

IP = The value determined by current legislation and/or the competent authority as Producer Income in US Dollars per gallon (USD / Gallon). This IP shall depend on the origin of the supplied product, which may be domestic or imported.

II = The value determined by legal legislation and/or the competent authority as Importer Income in US Dollars per gallon (USD / Gallon).

VAT = The value added tax of 19% or percentage set forth by the Colombian Government calculated pursuant to the taxable base for oil derivatives in Art. 183 Law 1819 from 2016, Art 467 ET or any regulations that add or modify it over the “IP” determined in the price structure. In the event that under current regulations this tax does not apply to any supply made to THE AIRLINES, the Parties shall take the necessary actions for it not to be charged or returned, depending on the procedure applicable within Colombia.

C = The additional cost generated for the use of fossil fuels for combustion purposes, included in Art 221 and 222 in Law 1819 from 2015. It shall be a greater value to the cost of the product that will raise the price paid by the economic taxable subject or final consumer as provided by the Colombian Government. The fare per ton of C=2 shall be adjusted each February 1st according to the inflation rate of the previous year plus one point, until it reaches one (1) UVT per ton of CO2. Therefore, the unit fuel values will increase according to the abovementioned rate. The above shall be subject to the additions, modifications and adjustments made to the tax by the national government. In the event current regulations regarding taxes, fees, contributions or the like are not applicable to the supply made to THE AIRLINES, the Parties shall take the necessary actions for it not to be charged or returned, depending on the procedure applicable within Colombia. TERPEL does not guarantee the non-accrual of the additional cost generated by the use of fossil fuels in cases set forth in the law, considering that the process to obtain this benefit is THE AIRLINES’ responsibility as to the full and timely delivery of the documents required according to Decree 926 from 2017.

DIF = Differential granted by TERPEL for the domestic and international volume of THE AIRLINES at the following airports:

Airport	Differential COP$/gallon
Jose Maria Cordova (MDE)	[**]
Alfonso Bonilla Aragon (CLO)	[**]

[**] Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Note 2: Payment Mode, 7 days since the date of billing.

Note 3: This Differential will increase annually since January 1, 2017 taken as base the CPI of the immediately previously year.

Internation Freight: Cost of transporting fuel originated at Reficar and/or imported from the Caribbean Cost, Baranoa, to the inside of the country which represents additional product costs.

TRM = Representative Exchange Rate on the delivery date of the product.

TP = The transportation value through the polyduct system applicable per city at each

Airport	City	IATA	Polyduct
Alfonso Bonilla Aragon	Cali	CLO	Mulalo
Jose María Cordova	Rionegro	MDE	La Maria

Price Formula for the Rafael Nuñez (CTG), Ernesto Cortissoz (BAQ) and Almirante Padilla (RCH) airports.

The final price will change according with the origin point of the fuel and exists the following variations:

•	Reficar Origin Price: PF = (IP + VAT) x TRM + C + TP + DIF

•	Importer Origin Price: PF = (II + VAT) x TRM + C + TP + DIF

where

PF = Invoicing price for into-plane fuel (Colombian Pesos / Gallon)

IP = The value determined by current legislation and/or the competent authority as Producer Income in US Dollars per gallon (USD / Gallon). This IP shall depend on the origin of the supplied product, which may be domestic or imported.

II = The value determined by legal legislation and/or the competent authority as Importer Income in US Dollars per gallon (USD / Gallon).

VAT = The value added tax of 19% or percentage set forth by the Colombian Government calculated pursuant to the taxable base for oil derivatives in Art. 183 Law 1819 from 2016, Art 467 ET or any regulations that add or modify it over the “IP” determined in the price structure. In the event that under current regulations this tax does not apply to any supply made to THE AIRLINES, the Parties shall take the necessary actions for it not to be charged or returned, depending on the procedure applicable within Colombia.

C = The additional cost generated for the use of fossil fuels for combustion purposes, included in Art 221 and 222 in Law 1819 from 2015. It shall be a greater value to the cost of the product that will raise the price paid by the economic taxable subject or final consumer as provided by the Colombian Government. The fare per ton of C=2 shall be adjusted each February 1st according to the inflation rate of the previous year plus one point, until it reaches one (1) UVT per ton of CO2. Therefore, the unit fuel values will increase according to the abovementioned rate. The above shall be subject to the additions, modifications and adjustments made to the tax by the national government. In the event current regulations regarding taxes, fees, contributions or the like are not applicable to the supply made to THE AIRLINES, the Parties shall take the necessary actions for it not to be charged or returned, depending on the procedure applicable within Colombia. TERPEL does not guarantee the non-accrual of the additional cost generated by the use of fossil fuels in cases set forth in the law, considering that the process to obtain this benefit is THE AIRLINES’ responsibility as to the full and timely delivery of the documents required according to Decree 926 from 2017.

DIF = Differential granted by TERPEL for the domestic and international volume of THE AIRLINES at the following airports:

Airport	Differential COP$/gallon
Cartagena	[**]
Barranquilla	[**]
Riohacha	[**]

Note 1: Payment Mode, 7 days since the date of billing.

Note 2: This Differential will increase annually since January 1, 2017 taken as base the CPI of the immediately previously year.

Note 3: For Riohacha supply the payment mode will be weekly.

Internation Freight: Cost of transporting fuel originated at Reficar and/or imported from the Caribbean Cost, Baranoa, to the inside of the country which represents additional product costs. This Freight doesn´t apply for the north region airports (Riohacha, Santa Marta, Monteria and Valledupar Airports)

TRM = Representative Exchange Rate on the delivery date of the product.

TP = The transportation value through the polyduct system applicable per city at each

Airport	City	IATA	Polyduct
Rafael Nuñez	Cartagena	CTG	Mamonal
Rafael Nuñez	Barranquilla	BAQ	Baranoa
Almirante Padilla	Riohacha	RCH	Baranoa
Alfonso Bonilla Aragon	Cali	CLO	Mulalo
Jose María Cordova	Rionegro	MDE	La Maria

VAT WAIVER: VAT WAIVER FOR AIRCRAFT ON INTERNATIONAL ROUTES

Pursuant to Article 2 in Resolution 422 from 2008 by the National Tax and Customs Directorate, DIAN, whereby regulations for supply of aircraft with international traffic is modified, the exporter who carries out the corresponding processes may gain access to a VAT refund in pursuance of the provisions in the Law and the regulations provided by the competent authorities of the Colombian Government.

It should be clarified, that the regulation applies only for supply performed at airports within Colombian territory that are enabled as export points and that have a foreign airport as destination. In the event of flights originating in two Colombian cities (technical stopovers), an international flight is one made from the last departure airport in Colombia where the supply on international traffic with final destination abroad shall be acknowledged.

Given the dimension of the implications of this exemption, various government entities are involved, considering that it constitutes an international the export of the sale of aviation fuel and it has customs, tax and exchange effects that must be duly addressed by THE AIRLINES and TERPEL in order to gain access to the tax benefit. The involved entities are: DIAN (National Tax and Customs Directorate), SIA (Customs Intermediation Society), Central Bank and IMC (Exchange Market Intermediary) and all other competent authorities in the Colombian Government.

According to the cited regulation, VAT refunds are only available when the requirements established for the export are met, which are known by THE AIRLINES.

[**] Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Exemption of Carbon Tax: EXEMPTION OF THE NATIONAL CARBON TAX FOR AIRCRAFT ON INTERNATIONAL ROUTES

Pursuant to the provisions of paragraph 5 in Article 222 in Law 1819 from 2016, fossil fuels that are exported are not subject to carbon tax. Export is considered as the supply of aircraft on international routes.

This exemption shall apply according to the terms of Colombian tax legislation for said purpose.

FIRST PARAGRAPH: The price formula includes applicable taxes and shall be subject to all other taxes, fees, compensations, income or contribution decreed by competent authorities of the Colombian Government, by the Civil Aeronautics or any other Governmental Authority, which, when decreed by competent authorities, shall increase the invoicing price for fuel pursuant to the provisions of the regulation, according to the tax obligations of the parties. However, in any case, modification of the price, before its application, shall be duly notified and supported by TERPEL.

In the event THE AIRLINES must comply with the benefit of not accruing the additional cost of using fossil fuels in cases established in the law, they are obligated to comply with the provisions of regulatory decree 926 from 2017 or its modifications.

SECOND PARAGRAPH: As of the date of execution of the Agreement, there are no taxes, income or contribution decreed by the National Government or the Special Administrative Unit of Civil Aeronautics, in addition to the values included in the differentials.

THIRD PARAGRAPH: The Parties agree that the price of fuel may be readjusted, among other reasons, under the following circumstances when the grounds mentioned below affect the price of JET A-1: (i) by disposition of the Ministry of Mines and Energy, or the Commission for Regulation of Energy and Gas “CREG”, or whoever replaces it or by the competent authority, in cases when said Ministry, the CREG or the competent entity, make changes to the fuel price structure; (ii) upon issuance of standards that modify the fuel price or that of any of its components. The above circumstances are inclusive and not limited, thereby modification of the fuel price for reasons other than TERPEL’S decision and that modify the supply conditions, may affect the initially agreed fares; (iii) the parties expressly agree to comply with the tax obligations resulting from taxes issued and procedures decreed by competent authorities of the Colombian Government, under penalty of breach of contract; (iv) modifications to existing taxes and the creation of new taxes through tax reform or in general by modifying applicable law, within the term of the agreement, entitle the parties to review the agreement in good faith in order to adjusted in so far as possible in relation to the objective initially sought by the negotiation, considering the new applicable law. If the stamp tax should increase and this agreement is covered by the fare variation, the value of the levied tax shall apply equally to the contracting parties. However, in any case, modification of price, prior to application, must be duly notified and supported by TERPEL.

FOURTH PARAGRAPH: Each party shall be liable for those taxes, fees or contributions that apply to it pursuant to current applicable tax regulations and established or to be established in relation to the services rendered, as well as compliance with all tax regulations applicable in relation to their activity, making all applicable withholdings to the legally established fare on payments or credits made in compliance with this agreement.

FOURTH PARAGRAPH: Each party shall be liable for those taxes, fees or contributions that apply to it pursuant to current applicable tax regulations and established or to be established in relation to the services rendered, as well as compliance with all tax regulations applicable in relation to their activity, making all applicable withholdings to the legally established fare on payments or credits made in compliance with this agreement. However, in the event of new taxes, fees or contributions that affect the agreement’s financial balance, the Parties undertake to negotiate in good faith, during a period not to exceed thirty (30) working days as of when party notifies the other party of a new tax, fee or contribution. If an agreement between the Parties is not reached during said period of time, they will escalate the matter to those who may determine its approval; if they do not reach an agreement and as a last resources, the subject matter of the obligations derived from this agreement may be suspended by TERPEL; and THE AIRLINES are ta liberty of purchasing the fuel supply from other suppliers of their choice or criteria until an agreement is reached, without constituting a breach of THE AIRLINES’ obligations.

FOURTEENTH. INVOICING AND PAYMENT. TERPEL shall be responsible for invoicing each of the companies that comprise THE AIRLINES to which it directly supplies fuel, through its own distribution or otherwise supplied by THE AIRLINES. Likewise, TERPEL may coordinate with THE AIRLINES a mechanism to create information with the following information: Base, invoice number, gallons supplied, type of domestic and international operation, delivery ticket number, exchange rate and price per gallon. Payment of fuel for domestic and international flights will operate as follows:

a.	TERPEL will invoice THE AIRLINES daily for consumption per airport, for domestic or international and according to the terms of the fourth clause of the Agreement. It will send the corresponding invoices daily including delivery tickets, which must contain at least the following information: date, aircraft, quantity supplied, flight number, base, time of supply, temperature and density of the product and a signature from one of the representatives of THE AIRLINES.

b.	TERPEL will send THE AIRLINES account statements monthly in arrears and within the first five (5) days of the following calendar month, with the status of accounts receivable for invoices submitted by TERPEL and pending payment, information which shall be sent to the following email addresses:

•	To Aerovias del Continente Americano S.A. jeniffer.cornejo@avianca.com and ingridguadalupe.rodriguez@avianca.com, copying roberto.grijalva@avianca.com.

•	To Aerolineas Galapagos S.A; jeniffer.cornejo@avianca.com and ingridguadalupe.rodriguez@avianca.com, copying roberto.grijalva@avianca.com.

•	To Tampa Cargo S.A.S; jeniffer.cornejo@avianca.com and ingridguadalupe.rodriguez@avianca.com, copying roberto.grijalva@avianca.com.

•	To Trans American Airlines S.A. Sucursal Colombia (d.b.a. Taca Peru); Lineas Aereas Costarricenses Sucursal Colombia S.A. Lacsa, Taca Internacional Airlines S.A. Sucursal Colombia; jeniffer.cornejo@avianca.com and ingridguadalupe.rodriguez@avianca.com, copying roberto.grijalva@avianca.com.

The report must be sent in Excel format, with at least the following information, as long as the information can be obtained from the system actually used by TERPEL: (i) Name or full corporate name of TERPEL; (ii) Tax ID (VAT); (iii) invoice numbers; (iv) date of issuance of invoices; (v) Filing date of invoices; (vi) Value of invoices before and after taxes; and (vi) Expiration date of the invoices, as well as any modifications to TERPEL’S information.

c.	Except for El Dorado Airport, in which case the payment modality is in advance, THE AIRLINES shall have the term set forth for each airport as of the date of the invoice. If after seven (7) calendar days after supply of the fuel it has not been paid, TERPEL must present a claim directly to THE AIRLINES and allow for a term of ten (10) additional calendar days for payment; if payment of sums owed to TERPEL is not made, TERPEL may suspend future supplies on account of delayed payment.

FIFTEENTH. AIRCRAFT DE-FUELING. For the Jose Maria Cordova Airport, TERPEL will offer the de-fueling service for aircraft of THE AIRLINES in cases when said service is approved, pursuant to what is approved and agreed between the parties, for the fuel operator at said Airport, the competent authorities and its value has been approved by THE AIRLINES and notified and accepted by THE AIRLINES.

The procedure shall be performed pursuant to Colombian Technical Standard 5831 and JIG standards, applying the most restrictive one of the two, and de-fueling tickets shall be delivered, which must include the same information as delivery tickets (date, registration, de-fueling volume, airport, signatures, etc.).

The request must be made by the Airline to TERPEL by email, specifying the date, location, time, registration and amount to de-fuel, pursuant to the procedure set forth and according to the agreement for de-fueling service of aircraft in Bogota (ANNEX No. 5).

SIXTEENTH. TECHNICAL ASSISTANCE. TERPEL undertakes to provide, at no additional cost, technical assistance and training of personnel that THE AIRLINES designate, to handle and perform quality control to fuels of the Agreement’s subject matter, when THE AIRLINES so request and with prior agreement between the Parties. Likewise, THE AIRLINES shall provide, at no additional cost, technical assistance and training for TERPEL’S personnel in operation, traffic and circulation, signage and security for the supply of its aircraft and platform operations, pursuant to the operations manual. Personnel contracted by TERPEL involved in the fuel supply operations for THE AIRLINES must be adequately trained according to THE AIRLINES’ fuel policies.

SEVENTEENTH. FORCE MAJEURE. TERPEL or THE AIRLINES shall not be liable for delays or partial or total non-compliance of their obligations derived from the execution and performance of this legal business, in the event of any unforeseen and irresistible facts that according to Colombian law are grounds for force majeure or unforeseen circumstances.

THE AIRLINES undertake to purchase from TERPEL all requested fuel, according to their operational needs. Notwithstanding the above, should any force majeure or unforeseen circumstances arise that prevent TERPEL from performing said supply, THE AIRLINES may contract the difference in product not covered by the request made to TERPEL, to cover their total demand without incurring in any modifications to the conditions contemplated in this agreement.

THE AIRLINES shall be entitled to consume the fuels purchased from any person other than TERPEL. If the purchase was due to force majeure or unforeseen circumstances, while what was purchased is consumed, TERPEL may not change the commercial conditions agreed between the Parties.

In cases of force majeure or unforeseen circumstances, THE AIRLINES are not obligated to purchase the fuel requested from TERPEL.

TERPEL guarantees that, in the event of proven shortage at one of the supply sources so that TERPEL cannot meet its normal commitments as per the subject matter of this Agreement, TERPEL will provide all available information and deliver the fuel, as applicable, pursuant to consumption by THE AIRLINES of the total sale for the respective period.

EIGHTEENTH. PENALTIES. When due to fault attributable to TERPEL or its dependent personnel or subcontractors, or the failure to render the service due to delays, shortages, breach of contractual obligations or logistical inconveniences, that prevent the fuel to arrive at the plants for departure of an aircraft, THE AIRLINES cannot issue an invoice to TERPEL based on the daily consumption on the day of the event, delayed, the following percentages apply and only for the Airports mentioned below:

a)	For each delay in departure of an aircraft of less than or equal to [**] at Alfonso Bonilla Aragon Cali, Ernestos Cortizzos Barranquilla, Jose Maria Cordova Medellin and Rafael Nuñez Airports, of twenty percent (20%) of the fueling value of the flight that experienced the delay.

b)	For each delay in departure of an aircraft of less than or equal to [**] at Alfonso Bonilla Aragon Cali, Ernestos Cortizzos Barranquilla, Jose Maria Cordova Medellin and Rafael Nuñez Airports the thirty per cent (30%) of the fueling value of the flight that experienced the delay.

c)	For each delay in departure of an aircraft that [**] at Alfonso Bonilla Aragon Cali, Ernestos Cortizzos Barranquilla, Jose Maria Cordova Medellín and Rafael Nuñez Airports of seventy (70%) of the fueling value of the flight that experienced the delay.

d)	In the event of failure to render the service, [**] of the estimated fuel value plus any additional expenses duly proven generated when the incident occurs, for which THE AIRLINES

[**] Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

shall present TERPEL a detailed list of additional expenses in which it has incurred. The Parties may agree for TERPEL to issue credit notes in favor of THE AIRLINES to comply with the provisions agreed herein. The following are included in the associated costs: passenger transportation, hotels, food and beverage, reaccommodation of missed connections and economic compensations when delay in reestablishment of the service exceeds 6 hours and as long as TERPEL has not notified THE AIRLINES about the impossibility to supply the product for reasons other than force majeure or unforeseen circumstances that allow THE AIRLINES to take measures to mitigate the incident.

These penalties shall apply notwithstanding the right of THE AIRLINES to terminate the Agreement and/or claim any additional and duly proven damage.

NINETEENTH. NON-COMPLIANCE. Both TERPEL and THE AIRLINES may terminate this Agreement in the event of breach of TERPEL’S or THE AIRLINES’ obligations, which may only be alleged by the complying party, as long as the non-compliance has not been cured within thirty (30) calendar days after being notified thereof.

PARAGRAPH. Advance termination of the commercial relation due to non-compliance of the obligations of any of the parties, shall entitle the terminating party to charge the complying party, as compensation, a single sum equivalent to the product of the value of the differential offered by TERPEL at each of the airport and the remaining volume until the estimated quantities (ANNEX No. 1), as a single sum and advance valuation of the damages if the relationship is ended before reaching the estimated volume for each Airport.

This Agreement shall executed by the Parties shall serve executive merit to request this sum.

TWENTIETH. ASSIGNMENT OF THE AGREEMENT. This agreement, its benefits and derived obligations, may not be assigned, fully or partially, by any of the Parties without prior written consent from the assigned party. The settlement or economic reorganization process of THE AIRLINES or TERPEL shall terminate this Agreement in advance, without being considered non-compliance unless the applicable legal regulations do not allow for advance termination.

TWENTY-FIRST. INDEPENDENCE. Each of the parties represents and guarantees that it will not act in any case as representative, agent or intermediary of the other party. Therefore, once the Agreement is executed, they only acquire the obligations stipulated in this legal business. Each of the parties represents and guarantees that it will not enter into any act or agreement on behalf or representation of the other.

TWENTY-SECOND. AUTONOMY. TERPEL and THE AIRLINES will perform the obligations derived from the Agreement with their own mean, with full liberty and technical, economic and financial autonomy, not without subordination of any kind between each other. In this sense, the Parties agree that they are not attorneys-in-fact, representatives or partners, nor associates or joint-ventures, and that neither of them or personnel related to them shall be at any time considered contractually or labor bound to each other. Therefore, they will each assume all responsibilities required by law regarding their own or affiliated personnel used to perform the obligations derived from this Agreement, which for all purposes shall be considered as contractually bound exclusively to each party and dependency or legal or contractual subordination may not at any time be alleged with relation to the other party. Should TERPEL or THE AIRLINES be obligated to pay any sum attributable to liability of the other party, the party making that payment, notwithstanding the legal sanctions in its favor, may discount or invoice, as applicable, the value paid.

TWENTY-THIRD. STAMP TAX. No stamp tax is levied by executing this agreement pursuant to Law 1111 from 2006 and paragraph 2 in Article 519 in the Colombia Tax Code. However, if stamp tax were for any reason levied, the parties shall pay for it equally, as well as any sanctions related to these concepts.

TWENTY-FOURTH. DISPUTE RESOLUTION. Any controversy or difference related to the execution, performance or settlement of this Agreement, shall be resolved through direct arrangement between the parties in the first instance. If a fact that results in controversy occurs, any of the parties may take the initiative to send the other party, at the latest within the 3 following days, notification of the direct arrangement stage. If after one month after being notified of the direct arrangement stage the controversy has not been resolved, any of the parties may request an arbitration tribunal that will be subject to the Center for Arbitration and Conciliation of the Bogota Chamber of Commerce pursuant to the following rules: i) the Arbitration Tribunal shall be comprised by three (3) arbitrators, attorneys at law, who will be appointed by the parties by mutual agreement. For this purpose, the party that requests the arbitration tribunal shall notify the other party in writing so that they are appointed by mutual agreement at the offices of THE AIRLINES by four in the afternoon (4:00 p.m.) on the following fifth (5th) working day (excluding Saturdays). Should one of the parties not appoint the corresponding arbitrators, any arbitrator that has not been appointed shall be designated by the Bogota Chamber of Commerce from the list of arbitrators registered at this Chamber.

a)	The Tribunal shall decide pursuant to the Law.

b)	Any fees, costs and expenses resulting from the Arbitration, shall be borne by the defeated party and fees and expenses associated with performance of the award shall be paid by the Party against which performance is sentenced.

c)	The Tribunal shall be held in the city of Bogota.

d)	The Tribunal shall issue its award in Bogota.

TWENTY-FIFTH. CONFIDENTIALITY. This Agreement, as well as its conditions and terms, is confidential and therefore no Party may, without prior and written consent of the other, disclose or communicate to any third party the existence or content thereof or any other information obtained as a result of its execution or during its execution, except for their executives and directors, legal and financial advisors, auditors, insurance brokers and/or insurers, or when: (a) the information is requested by legal or administrative order from the competent authority; (b) it is disclosed pursuant to a law or regulation with force of law; or (c) it is disclosed pursuant to a legal requirement from a competent authority, and which the revealing part is obligated to comply. Notwithstanding the above, the Parties may share without requiring prior consent, the information contained herein or any other additional information acquired by its execution or during the execution with its parent and/or controlling company and/or the companies it controls and/or the companies under common control of any of them, including the executives and directors, legal and financial advisors, auditors, underwriters, insurance brokers and/or insurers of each of them.

In the event any of the parties is required by administrative or legal resolution issued by a competent authority to disclose any confidential information, said party must notify the other party of the situation within five (5) working days after the date on which it received said notification, so that the other party may perform any act that it may be entitled to, including obtaining a protective order, injunctive measure or any other appropriate resource, to prevent said required disclosure of confidential information and must indicate the requesting authority that pursuant to the terms of this Agreement it must observe a duty of confidentiality.

FIRST PARAGRAPH: For the purposes of this Agreement, Confidential Information shall mean any information regarding the Business or the property of the Parties, that orally, in writing or otherwise, is delivered or made available by any of the parties for the purposes of the Agreement. Confidential Information is also understood as that disclosed to the Parties during conversations, discussions or any other third party related to the execution and performance of the Agreement.

For the purposes of the Agreement, the following shall not be considered confidential information:

a)	Information that the Parties prove it had knowledge of prior to the date of disclosure under this Agreement;

b)	Information that when disclosed by any of the parties, was in the public domain, as long as it was not in the public domain as a result of actions or omissions of any of the Parties;

c)	Information supplied to any of the parties by a third party not bound by confidentiality, without it constituting a breach of this Agreement;

d)	Information required to be disclosed by law, order, decree, regulation, legal resolution or decision from any competent government entity.

The parties undertake to maintain strict reserve of the Confidential Information and to not sell, exchange, transfer or in any other way share the Confidential Information. Likewise, the Parties undertake not to publish or disclose in any way the Confidential Information to any person or entity, in any manner, including copies, faxes or any other type of reproduction, without prior written authorization from the other party.

SECOND PARAGRAPH: The Parties may disclose the Confidential Information to an Affiliate, without prior written authorization from the other party. In this last case, prior to disclosing the Confidential Information, the Party must obtain a written commitment of strict confidentiality and non-disclosure, ensuring at least the same guarantees regarding preservation of the confidentiality of the Confidential Information as those contained in this Agreement. For that purpose, an “Affiliate” shall be understood as any company or legal person in which the Parties hold an interest equivalent or in excess of 50% or any company or legal person with an interest equivalent or in excess of 50% in any of the Parties, or any legal person that: (a) directly or indirectly controls any of the Parties; (b) is directly or indirectly controlled by the same legal person controlling any of the Parties; or (c) is directly or indirectly controlled by any of the Parties. For the purposes of this clause, “Control” shall mean holding, directly or indirectly, an interest of more than 50% of voting shares that allow a person or entity to prevail in any decisions made by the shareholders meeting and especially in electing directors.

The Parties shall be responsible for ensuring that persons or entities mentioned above maintain the Confidential Information in absolute reserve and do not disclose, sell, exchange or in any way transfer said information. Each Party shall be liable for direct damages caused to the other party and/or its Affiliates, as a direct consequence of breaching the obligation of confidentiality agreed herein.

The Confidential Information shall remain the property of each of the Parties, and the may request it be returned at any time, notifying the other Party in writing. Within five (5) calendar days of receiving said notifications, the Party shall return all originals, copies and written or electronic reproductions and shall be formally requested to destroy the Confidential information to whom the previously described information was disclosed.

The Parties represent and guarantee that they have the right and authority to disclose the Confidential Information to the other Party. The Confidential Information disclosed under the terms of this Agreement is the best information available to the Parties, and therefore they do not guarantee, expressly or implicitly, the quality, precision or integrity of the Confidential Information revealed, a condition that is known and accepted by the Parties, as well as the inherent risk of error in acquiring, processing and interpreting said information.

The Parties undertake to keep absolute reserve of all information and documents during performance of this Agreement and for a term of three (3) years after its execution.

TERPEL shall guarantee and ensure THE AIRLINES of the proper use and strict confidentiality by its personnel or third-party personnel that supply fuel to airports set forth in this Agreement, of THE AIRLINES’ operational information such as, but not limited to: flight itinerary, type of fleet, schedule, positions, routes, among others, whether disclosed physically, magnetically or because it is linked to THE AIRLINES’ platform that contains the information, with any owned or third-party platform to which it will have access for the proper performance of the subject matter of this Agreement.

TWENTY-SIXTH. CONTRACTUAL DOMICILE. For all legal purposes, the contractual domicile shall be the city of Bogota D.C.

TWENTY-SEVENTH- SUBJECTION OF TERPEL TO THE CODE OF ETHICS AND BUSINESS CONDUCT ADOPTED BY AVIANCA HOLDINGS S.A. AND ITS SUBSIDIARIES AND APPLICABLE TO ALL COLLABORATORS INCLUDING RELATED THIRD PARTIES. TERPEL hereby represent that it knows and will disclose the Code of Ethics and Business Conduct to its collaborators, that is, natural persons bound by labor or service agreements or in any other way, that perform duties on behalf of TERPEL related to the subject matter of the agreement, the provisions contained in the Code, as they frame an ethical and transparent conduct in business. Specifically, in addition to guaranteeing disclosure and enforcement of the Code of Ethics when applicable, TERPEL accepts to adopt effective actions to guarantee that its collaborators subject their conduct to the following principles:

a)	Impartiality and disclosure of Conflict of Interest: By virtue of which all situations of conflict of interest described in the Code must by disclosed, and the consequences derived therefrom are accepted.

b)	Relations with suppliers, contractors and customers, which imply being subject to standards in relation to work, environment, health, occupational and safety, as well as the prohibition to contract contractors or suppliers who have been included in an investigation for money laundering, terrorist financing, drug trafficking, or anything of similar nature.

c)	Transparency / Zero Tolerance of corruption, implying compliance of the legal dispositions of anti-corruption applicable to the countries where it operates, among others, Law 1474 from July 12, 2011 “Anti-Corruption Statute”, issued by the Congress of Colombia and the United States Foreign Corrupt Practices Act of 1977, issued by the Congress of the United States, and complementary regulations developed by said laws, as well as abiding by the Anti-Corruption Policy that complements the Code of Ethics and Business Conduct adopted by Avianca Holdings S.A. and its subsidiaries.

d)	Protection of the Rights of Minors (children and teenagers) and Prevention of Sexual Exploitation of Minors: By which they comply with the legal dispositions regarding respect and protection of the personal integrity and rights of children and teenagers established in the different international instruments and local norms in Colombia, among others:

•	The Convention on the Rights of the Child, the facultative protocol on trafficking with children, childhood prostitution and use of children in pornography

•	The Political Constitution of the Republic of Colombia, Article 44, which regulates the Fundamental Rights of Children

•	Law 679 of 2001, statute to prevent and counter exploitation, pornography and sexual tourism with minors, in development of article 44 of the Colombian Constitution.

•	All other legal or regulatory norms that develop this subject, as well as the Policy for Prevention of Sexual Exploitation of Minors that complement the Code of Ethics and Behavior Norms for business adopted by Avianca Holdings S.A. and its subsidiaries.

TWENTY-EIGHTH. COMPLIANCE OF CORPORATE ETHICS PROVISIONS OF ORGANIZATION TERPEL S.A. a) No representative employee, contractor or agent of the Parties shall give or receive a commission, fee, discount, gift, as a result of executing this agreement, to any employee or representative of the other; b) or negotiate with any employee or representative of the Parties to its own benefit. The Parties will promptly notify each other about any violation of this clause. Likewise, the Parties or any of its employees, representatives or subcontractors will not make any payment or give anything of value to any officer of the government or any public international organization (including any officer or employee of any public entity, division, agency, special administrative unit or legal mechanism through which the government acts) to influence the decision of said entity or person to obtain an advantage in relation to performance of this agreement. The Party that gains knowledge of these facts, shall immediately notify other Party about the violation of this clause, which shall entitle it to terminate this agreement, as well as any agreement between the parties without compensation.

TWENTY-NINTH. TERPEL’S POLICY ON CONFLICT OF INTEREST. STATEMENT BY THE AIRLINES. The Parties understand by conflict of interest a situation derived from the failure to simultaneously satisfy two interests, that is, the one of the administrator of a company, as this term is defined in the law and the company they manage, either because the interest is that of the administrator or a third party related to the administrator. That is, when there is a personal or commercial interest that interferes or affects the independent judgment and objectivity in relation to the best interest of the company they manage. Pursuant to the above, THE AIRLINES declare under penalty of perjury, by executing this Agreement:

a)	That THE AIRLINES, its partners, legal representatives, directors, members of the Board of Directors, do not have close relations with those expected to influence or able to be influenced in their relations to the company. These may include: spouse, children, dependent with an equivalent affection relationship with any (some) legal representatives or members of the Board of Directors of Organizacion Terpel S.A.

b)	That they know and understand the regulations on conflicts of interest provided in Colombian law.

c)	That they have studied the above provisions and all necessary factual circumstances to guarantee that THE AIRLINES, its partners, legal representatives, directors, members of the Board of Directors do not violate the provisions of this clause, or that they are violated during the negotiation stage prior to the execution of this agreement, or at the time of execution of this Agreement, or that they will not be violated during its performance, liquidation or termination, or in any other relationship they have had or currently have with Terpel.

d)	That, in the event of being in a situation of conflict of interest, this matter was previously reported, in writing, addressed to the Aviation and Marine Management of Terpel, that is, disclosed by THE AIRLINES and known by TERPEL, and that the contracting of THE AIRLINES was subject to the rigorous procedure set forth by TERPEL.

THIRTIETH. NEED OF WRITTEN FORM. The provisions contained in this document constitute the only obligations of the parties, in addition to those set forth by the law. Therefore, this agreement replaces any other oral or written agreement previously entered into between the parties and especially the Letter of Intent signed on July 1, 2014 and its corresponding addendums. The modifications to the agreement must always be made in writing, signed by the legal representatives of both parties.

THIRTY-FIRST. COMPLIANCE OF THE CORPORATE ETHICS PROVISIONS OF ORGANIZACION TERPEL S.A. PURSUANT TO THE PROVISIONS OF APPLICABLE ANTI-CORRUPTION LAWS, ITS CODE OF ETHICS, THE CODE OF GOOD CORPORATE GOVERNANCE AND THE LA/FT POLICIES MANUAL. In performing the subject matter of this agreement (for the purposes of this clause the “Agreement”), THE AIRLINES undertake to strictly comply with the norms contained in Terpel’s Code of Ethics, Code of Good Corporate Governance and The Money Laundering and Terrorist Financing Risk Management and Prevention Comprehensive System Policies Manual, Colombian Laws regarding money laundering and terrorist financing, as well as the U.S. Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act of 2010 (“UK Bribery”), jointly the “Applicable Anti-Corruption Laws”. Therefore, they expressly declare knowing their obligations (including the obligations of their parents, subordinates, executives, shareholders, directors, employees and agents), contained in Colombian laws regarding money laundering and terrorist financing, as well as the anti-bribery conditions and accounting and trade guidelines provided in said norms.

To that effect, the Parties agree as follows:

1.	That for the purposes of this document, “Public Officer” shall mean any employee, contractor or similar employee of a government or any Branch of Government (executive, legislative or judicial), entity or department of said country (including any business of that government or international public entity); as well as any person acting officially for or on behalf of said government and/or that is a candidate to public office or representative of a political party. The above, as long as it pertains a Public Officer who must, without limitation, mange any act or intervene in relation to this Agreement, directly or indirectly.

2.	Forbidden Conducts. Having clarified the above, THE AIRLINES declare and assert that they have not performed, or taken part, or have evidence indicating that their partners, parents, subordinates, shareholders, members of its board, executives, employees or any other person working on their behalf (including, but not limited to them, their subsidiaries, affiliates, subcontractors, consultants, representatives and intermediaries) have performed or taken part of, directly or indirectly, in relation to:

i.

A Forbidden Payment, related to this Agreement, is defined as any offer, gift, payment, promise to pay or authorization to pay any sum of money or anything of value, whether directly or indirectly, to a Public Officer, including if it is for use or for the benefit of another person or entity, in so far as it is known or there are reasonable indications to believe that delivery of the money or thing of value to the Public Officer is motivated or has the intention of: (i) influencing any act or decision of the Public

Officer in his official capacity; (ii) inducing the Public Officer to do or avoid doing any act in violation of his legal duty; (iii) obtaining an undue advantage; (iv) inducing the Public Officer or use his or her influence before a government or any of its dependencies to affect or influence any act or decision by said government or dependency, with the purpose of obtaining and/or retaining business, obtaining a competitive advantage and/or commercially benefiting any entity or person.

ii.	A Forbidden Transaction related to this Agreement, is defined as:

a.	Receiving, transferring, transporting, retaining, using, structuring, diverting or hiding the product of any illegal activity, including fraud and bribery of a Public Officer;

b.	Taking part or being involved, financing or financially supporting or in any other way sponsoring, facilitating or making donations to any person, activity or terrorist organization; or

c.	Participating in any transaction or business with a “Designated Person”; that is, any person or entity whose information is included in the lists or databases issued by governmental entities in Colombia, the United States of America, the United Kingdom and/or the United Nations (especially, but not limited, to OFAC lists), and in the event said information is related to money laundering, terrorist financing, drug trafficking and/or economic or arms embargoes (hereinafter “Designated Person”).

3.	Accounting, Books, Records and Internal Control Provisions. THE AIRLINES shall comply with all provisions related to accounting, books, records and internal control provisions included in Applicable Anti-Corruption Laws. For that purpose, they must (but not limit themselves to) keep a rigorous accounting together with periodic controls thereto and keep records of transactions made in relation to this Agreement, always allowing TERPEL to verify said information.

4.	Commitments.

i.	THE AIRLINES shall take all reasonable measures to guarantee compliance of these provisions, as well as Terpel’s Code of Ethics and the Applicable Anti-Corruption Laws by their owners, shareholders, officers, employees, agencies, and other persons working for the company in this Agreement (including, but not limited to, their subsidiaries and affiliates, subcontractors, consultants, representatives and intermediaries).

ii.	THE AIRLINES will report to TERPEL any Forbidden Payment or Forbidden Transaction in relation or on occasion of this Agreement, as soon as they gain knowledge or find reasonable grounds to believe any such conduct has been incurred.

iii.	If TERPEL has any indication that a Forbidden Transaction or Payment has been or may be made, directly or indirectly, in relation to this agreement, THE AIRLINES shall cooperate in good faith with TERPEL to determine the scope of the possible infraction by hiring an independent third party to investigate the matter and provide a written report of its findings to both parties notwithstanding that this information may be delivered to whoever TERPEL considers pertinent, without the need for any authorization.

iv.	THE AIRLINES undertake to make their best efforts to apply the Policy for Money Laundering and Terrorist Financing Risk Management and Prevention Comprehensive System (SIPLAFT) adopted by Avianca Holdings S.A.’s Board of Directors on August 17, 2016, for said company and its subsidiaries and the integrated companies and those companies who have investments that adopt the Policy and the SIPLAFT established in development thereof. In development thereof, and pursuant to the procedures established by THE AIRLINES, with the participation of the various bodies assigned functions under this Policy, they shall define the system to achieve the following specific objectives:

•	Contribute to the creation of a prevention culture within THE AIRLINES, develop and apply the zero-tolerance policy in relation to money laundering and terrorist financing;

•	Describe the activities that should be developed in relation to current and future counterparts and regarding knowledge of said counterparts;

•	Mitigate or eliminate the Risk of LAFT by THE AIRLINES;

•	Implement and administer the SIPLAFT.

v.	The parties agree that relevant breach, at TERPEL’S discretion, of one or more provisions of this clause, shall be sufficient motive for TERPEL, acting in good faith, and only after due written notification, to fully or partially rescind all agreements entered into between THE AIRLINES and TERPEL in relation to the performance of this Agreement. In said event, THE AIRLINES agree that they will lose all right to claim any additional payment owed by virtue of said agreements, that are not payments for services rendered pursuant to said agreements and will also be liable for any damages available in favor of TERPEL pursuant to applicable laws. THE AIRLINES shall indemnify and hold TERPEL harmless for any suit, cost, liability, obligation and damages incurred by TERPEL including, but not limited to, any legal fees that TERPEL may incur or attorney it may employ as a result of said violation.

5.	The Parties expressly declared that the provisions of this clause are substantial and will survive the termination of the Agreement.

THIRTY-SECOND. FUEL SUPPLY TO AIRCRAFT WITH PASSENGERS ON BOARD, BOARDING OR DISEMBARKING. In so far as allowed by local regulations, the parties agree to apply numeral 11 of the IATA Aviation Fuel Supply Model Agreement, most recent version, for fueling and defueling with passengers on board, boarding or disembarking, which may be performed at THE AIRLINES’ request, in which case THE AIRLINES shall be the only party liable for guaranteeing that the provisions of the regulations of local airports in relation to said fueling or defueling are complied with, of imparting the appropriate instructions to its employees to guarantee the safety of said persons during said fueling or defueling, and to see that those instructions are strictly followed by their employees. As a result of the above, THE AIRLINES shall be liable for damages caused to third parties or TERPEL as a result of fueling under these conditions. If the provisions included in the IATA Aviation Fuel Supply Model Agreement in its most recent version increase or modify TERPEL’S liability for fueling under these conditions, the Parties undertake to renegotiate the conditions for fueling with passengers on board, boarding or disembarking.

THE AIRLINES will be responsible for requesting all permits required before the Civil Aeronautics, Airport Concessionaires and other authorities pursuant to applicable regulations in Colombia to allow fueling under these conditions. If fueling under these conditions generates additional costs or expenses for TERPEL, these shall not be included in the fueling fare provided in this agreement and will therefore be borne by THE AIRLINES.

THIRTY-THIRD- IMPORTING PRODUCT BY TERPEL. The Parties shall reach an agreement for TERPEL to import JET A-1 fuel for consumption by THE AIRLINES in cases when the Parties so desire.

THIRTY-FOURTH. TERMINATION OF THE AGREEMENT.

This agreement may be terminated for the following reasons:

1.	By mutual agreement between the Parties;

2.

Delay in payment of the premiums of insurance policies contained in the tenth clause, as well as the untimely submission of the documents related to the insurance policies that THE AIRLINES request from TERPEL, among them, the payment receipt for the premiums, shall constitute just cause for THE AIRLINES, at their discretion, to terminate the agreement or cease payments to TERPEL. Payment of the premium in relation to a guarantee or insurance mentioned in the tenth clause, shall be made by TERPEL, as well as that caused by modifications to the agreement. TERPEL shall send THE AIRLINES a payment receipt for premiums of the policies mentioned in the tenth clause within fifteen (15) calendar days after execution of this agreement.

3.	When, in absence of non-compliance by AVIANCA or TERPEL, due to force majeure or unforeseen events, the services are suspended for an uninterrupted term of more than 90 calendar days; in the event this cause affects one or several airports included in the subject matter of this agreement, termination shall apply only for the Airport where it occurs.

4.	By dissolution of the legal person of any of the parties;

5.	By cessation of payment or judicial forfeiture of any of the parties that, at the other’s discretion, can affect compliance of the subject matter of this Agreement;

6.	By expiration of the term.

THIRTY-FIFTH. ANNEXES. The following annexes are an integral part of this agreement:

Annex No. 1 – Delivery Airport, estimated volumes, percentages and prices.

Annex No. 1 – Service Level Agreements.

Annex No. 3 – Administration of safety, quality and operations.

Annex No. 4 – Quality control, product quantity, inspections, audits and samples.

Annex No. 5 – Contingency Plan and Storage at Plants and Airports.

Annex No. 6 – Operating Annex of the El Dorado International Airport in Bogota

Annex No. 7 – Values of Fares at the El Dorado International Airport in Bogota

THIRTY-SIXTH. EVENTS ASSOCIATED WITH THE INDUSTRY OF LIQUID FUEL DISTRIBUTION. The Parties agree that when events of the Liquid Fuel Industry in the country occur or other events that prevent or delay compliance of TERPEL’S supply obligation with THE AIRLINES, they shall meet in good faith to discuss each event to establish the steps to follow to avoid damages for THE AIRLINES or their mitigation, given TERPEL’S impossibility to comply with supply under the terms agreed herein.

In these events, TERPEL shall notify THE AIRLINES of their occurrence as soon as it gains knowledge thereof, indicating how this situation affects supply, any applicable contingency plans, and THE AIRLINES are under the obligation to provide TERPEL with an answer at the latest one working day after being notified, expressing their agreement or disagreement with the proposed measures.

If after sending the above-mentioned contingency plans, the Parties are unable to reach an agreement, they shall meet in good faith and undertake to make their best effort to resolve the situation within a term of twenty-four (24) hours, or agree to the contingency plans and avoid suspension of supply; if no agreement is reached after these negotiations, as a last resource, TERPEL will suspend supply and THE AIRLINES may purchase fuel from a third party supplier of their choice without incurring in breach of contract, while an agreement is reached or the conditions that resulted in the impossibility to supply fuel by TERPEL are restored.

For the purposes of this clause, events that prevent or delay compliance of the obligation to supply by TERPEL include:

1.	Any breakdown or malfunction or inherent or latent defect to the fuel facilities not caused by lack of maintenance or violation of technical standards by the fuel facility operator at El Dorado Airport.

2.	Compliance of an order or request by the Airport concessionaire that does not result from the fault, negligence or non-compliance of its obligations as a concessionaire.

3.	Interruption of fuel transportation by sea, river, ground or polyducts, beyond the control of the prejudiced Party.

4.	Restrictions to production or import of crude or fuels by the Refiner.

5.	Rationing or imposed quotas by the Refiner.

6.	Shortages at the Refinery or of imported product.

7.	Emergency stoppage at the Refiner’s and/or Importer’s facilities, or at TERPEL.

TERPEL must use its best efforts to cure the cause of the event and to resume its contractual obligations as soon as possible, and to inform THE AIRLINES of the time and date on which said event is cured.

PARAGRAPH. Notwithstanding the abovementioned situations, in the event that, at TERPEL’S discretion, new events related to the industry occur, the parties shall in good faith agree to meet and negotiate them so as to include them in this clause and treat them as set forth herein.

IN WITNESS HEREOF, this agreement is executed in the city of Bogota on August 30, 2017.

THE AIRLINES AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA	AEROLINEAS GALAPAGOS S.A. AEROGAL SUCURSAL COLOMBIA

Name:	Name:
I.D.	I.D
Position:	Position:

LINEAS AEREAS COSTARRICENSES S.A. LACSA SUCURSAL COLOMBIA
TACA INTERNATIONAL AIRLINES S.A. SUCURSAL COLOMBIA
TRANS AMERICAN AIRLINES S.A. TACA PERU SUCURSAL COLOMBIA	TAMPA CARGO S.A.S.

Name:	Name:
I.D.	I.D
Position:	Position:

ORGANIZACION TERPEL S.A.

Name:
I.D
Position:

SIGNATURE PAGE OF THE LIQUID AVIATION FUEL SUPPLY AGREEMENT ENTERED INTO BETWEEN ORGANIZACION TERPEL S.A. AND AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA, TAMPA CARGO S.A.S. (TAMPA), TACA INTERNACIONAL AIRLINES S.A. SUCURSAL COLOMBIA (TACA INTERNATIONAL), TRANS AMERICAN AIRLINES S.A. SUCURSAL COLOMBIA (TACA PERU), LINEAS AEREAS COSTARRICENSES S.A. SUCURSAL COLOMBIA (LACSA) AND AEROLINEAS GALAPAGOS S.A. SUCURSAL COLOMBIA (AEROGAL)

ANNEX No. 1

DELIVERY AIRPORT, ESTIMATED VOLUMES, PERCENTAGES AND PRICES

Supplier:	ORGANIZACION TERPEL S.A
Airlines:

AEROVIAS DEL CONTINENTE AMERICANO S.A. AVIANCA

TAMPA CARGO S.A.S.

TACA INTERNACIONAL AIRLINES S.A. SUCURSAL COLOMBIA

TRANS AMERICAN AIRLINES S.A. TACA PERU SUCURSAL COLOMBIA

LINEAS AEREAS COSTARRICENSES S.A. LACSA SUCURSAL COLOMBIA

AEROLINEAS GALAPAGOS S.A. AEROGAL SUCURSAL COLOMBIA

Fuel:	JET A1

Airport	Estimated Annual Volume	Price
Barranquilla (BOG)	[**] AVIANCA [**] AEROGAL [**] TAMPA [**] AVIATECA

The final price may change according with the original of the fuel and apply the following items

(i)   Reficar Origin Price: PF = (IP + VAT) x TRM + C + TP + DIF + Internation Freight

(ii)    Importer Origin Price: PF = (II + VAT) x TRM + C + TP + DIF + Internation Freight

Fee: Differential [**]

This differential will increase according the CPI since January 1, 2017.

PF = Invoicing price for into-plane fuel (Colombian Pesos / Gallon)

IP = The value determined by current legislation and/or the competent authority as Producer Income in US Dollars per gallon (USD / Gallon). This IP shall depend on the origin of the supplied product, which may be domestic or imported.

II = The value determined by legal legislation and/or the competent authority as Importer Income in US Dollars per gallon (USD / Gallon).

VAT = The value added tax of 19% or percentage set forth by the Colombian Government calculated pursuant to the taxable base for oil derivatives in Art. 183 Law 1819 from 2016, Art 467 ET or any regulations that add or modify it over the “IP” determined in the price structure. In the event that under current regulations this tax does not apply to any supply made to THE AIRLINES, the Parties shall take the necessary actions for it not to be charged or returned, depending on the procedure applicable within Colombia.

C = Indicated in the THIRTEENTH CLAUSE, subparagraph C.

DIF= Differential granted by TERPEL for the domestic and international volume of THE AIRLINES

Airport	Estimated Annual Volume	Price

Note 1: This Differential will increase annually since January 1, 2017 taken as base the CPI of the immediately previously year.

Note 3: [**]

Note 2: [**]

TRM: Representative Market Rate on the fueling date.

TP = The transportation value through the polyduct system applicable per city at each, For BAQ is only applicable the value of the Baronoa Polyduct

CARTAGENA (BGA)	[**] AVIANCA [**] Tampa [**] Taca International

The final price may change according with the original of the fuel and apply the following items

(i)   Reficar Origin Price: PF = (IP + VAT) x TRM + C + TP + DIF + Internation Freight

(ii)    Importer Origin Price: PF = (II + VAT) x TRM + C + TP + DIF + Internation Freight

Fee: Differential [**]

This differential will increase according the CPI since January 1, 2017.

PF = Invoicing price for into-plane fuel (Colombian Pesos / Gallon)

IP = The value determined by current legislation and/or the competent authority as Producer Income in US Dollars per gallon (USD / Gallon). This IP shall depend on the origin of the supplied product, which may be domestic or imported.

II = The value determined by legal legislation and/or the competent authority as Importer Income in US Dollars per gallon (USD / Gallon).

VAT = The value added tax of 19% or percentage set forth by the Colombian Government calculated pursuant to the taxable base for oil derivatives in Art. 183 Law 1819 from 2016, Art 467 ET or any regulations that add or modify it over the “IP” determined in the price structure. In the event that under current regulations this tax does not apply to any supply made to THE AIRLINES, the Parties shall take the necessary actions for it not to be charged or returned, depending on the procedure applicable within Colombia.

C = Indicated in the THIRTEENTH CLAUSE, subparagraph C.

DIF= Differential granted by TERPEL for the domestic and international volume of THE AIRLINES

[**]

Airport	Estimated Annual Volume	Price

Note 1: This Differential will increase annually since January 1, 2017 taken as base the CPI of the immediately previously year.

Note 2: [**]

Note 3: [**]

TRM: Representative Market Rate on the fueling date.

TP = The transportation value through the polyduct system applicable for Cartagena that is Mulalo: This Price es published bye the CENIT in COP

CALI (CLO)	[**] AVIANCA [**] AEROGAL [**] TAMPA [**] TACA INTERNATIONAL [**] TACA PERÚ [**] LACSA

The final price may change according with the original of the fuel and apply the following items

i)    Barranca Origin: PF = (IP + VAT) x TRM + C + TP + DIF

ii)   Reficar Origin Price: PF = (IP + VAT) x TRM + C + TP + DIF + Internation Freight

iii)    Importer Origin Price: PF = (II + VAT) x TRM + C + TP + DIF + Internation Freight

Fee: Differential [**]

This differential will increase according the CPI since January 1, 2017.

PF = Invoicing price for into-plane fuel (Colombian Pesos / Gallon)

IP = The value determined by current legislation and/or the competent authority as Producer Income in US Dollars per gallon (USD / Gallon). This IP shall depend on the origin of the supplied product, which may be domestic or imported.

II = The value determined by legal legislation and/or the competent authority as Importer Income in US Dollars per gallon (USD / Gallon).

VAT = The value added tax of 19% or percentage set forth by the Colombian Government calculated pursuant to the taxable base for oil derivatives in Art. 183 Law 1819 from 2016, Art 467 ET or any regulations that add or modify it over the “IP” determined in the price structure. In the event that under current regulations this tax does not apply to any supply made to THE AIRLINES, the Parties shall take the necessary actions for it not to be charged or returned, depending on the procedure applicable within Colombia.

C = Indicated in the THIRTEENTH CLAUSE, subparagraph C.

Airport	Estimated Annual Volume	Price

DIF= Differential granted by TERPEL for the domestic and international volume of THE AIRLINES

[**]

Note 1: This Differential will increase annually since January 1, 2017 taken as base the CPI of the immediately previously year.

Note 2: [**]

Note 3: [**]

Internation Freight: Cost of transporting fuel originated at Reficar and/or imported from the Caribbean Cost, Baranoa, to the inside of the country which represents additional product costs.

TRM: Representative Market Rate on the fueling date.

TP = The transportation value through the polyduct system applicable for Cartagena that is Mulalo: This Price es published bye the CENIT in COP

MEDELLÍN (MDE)	[**] AVIANCA [**] AEROGAL [**] TAMPA [**] TACA INTERNATIONAL [**] TACA PERÚ [**] LACSA

The final price may change according with the original of the fuel and apply the following items

i)    Barranca Origin: PF = (IP + VAT) x TRM + C + TP + DIF

ii)   Reficar Origin Price: PF = (IP + VAT) x TRM + C + TP + DIF + Internation Freight

iii)    Importer Origin Price: PF = (II + VAT) x TRM + C + TP + DIF + Internation Freight

Fee: Differential [**]

This differential will increase according the CPI since January 1, 2017.

PF = Invoicing price for into-plane fuel (Colombian Pesos / Gallon)

IP = The value determined by current legislation and/or the competent authority as Producer Income in US Dollars per gallon (USD / Gallon). This IP shall depend on the origin of the supplied product, which may be domestic or imported.

II = The value determined by legal legislation and/or the competent authority as Importer Income in US Dollars per gallon (USD / Gallon).

VAT = The value added tax of 19% or percentage set forth by the Colombian Government calculated pursuant to the taxable base for oil derivatives in Art. 183 Law 1819 from 2016, Art 467 ET or any regulations that add or modify it over the “IP” determined in the price structure. In the event that under current regulations

Airport	Estimated Annual Volume	Price

this tax does not apply to any supply made to THE AIRLINES, the Parties shall take the necessary actions for it not to be charged or returned, depending on the procedure applicable within Colombia.

C = Indicated in the THIRTEENTH CLAUSE, subparagraph C.

DIF= Differential granted by TERPEL for the domestic and international volume of THE AIRLINES

[**]

Note 1: This Differential will increase annually since January 1, 2017 taken as base the CPI of the immediately previously year.

Note 2: [**]

Note 3: [**]

Internation Freight: Cost of transporting fuel originated at Reficar and/or imported from the Caribbean Cost, Baranoa, to the inside of the country which represents additional product costs.

TRM: Representative Market Rate on the fueling date.

TP = The transportation value through the polyduct system applicable for Cartagena that is Mulalo: This Price es published bye the CENIT in COP

RIOHACHA (RCH)	[**] AVIANCA

The final price may change according with the original of the fuel and apply the following items

i)    Reficar Origin Price: PF = (IP + VAT) x TRM + C + TP + DIF + Internation Freight

ii)   Importer Origin Price: PF = (II + VAT) x TRM + C + TP + DIF + Internation Freight

Where:

PF = Invoicing price for into-plane fuel (Colombian Pesos / Gallon)

IP = The value determined by current legislation and/or the competent authority as Producer Income in US Dollars per gallon (USD / Gallon). This IP shall depend on the origin of the supplied product, which may be domestic or imported.

II = The value determined by legal legislation and/or the competent authority as Importer Income in US Dollars per gallon (USD / Gallon).

VAT = The value added tax of 19% or percentage set forth by the Colombian Government calculated pursuant

Airport	Estimated Annual Volume	Price

to the taxable base for oil derivatives in Art. 183 Law 1819 from 2016, Art 467 ET or any regulations that add or modify it over the “IP” determined in the price structure. In the event that under current regulations this tax does not apply to any supply made to THE AIRLINES, the Parties shall take the necessary actions for it not to be charged or returned, depending on the procedure applicable within Colombia.

C = Indicated in the THIRTEENTH CLAUSE, subparagraph C.

DIF= Differential granted by TERPEL for the domestic and international volume of THE AIRLINES

Airport                                                  Differentail COP$ / Gallon

Riohacha                                                                   [**]

Note 1: This Differential will increase annually since January 1, 2017 taken as base the CPI of the immediately previously year.

Note 3: [**]

Note 2: [**]

TRM: Representative Market Rate on the fueling date.

TP = The transportation value through the polyduct system applicable per city at each, For RCH is only applicable the value of the Baronoa Polyduct

PARAGRAPH. When assignment of the volume by the refiner obligates TERPEL to supply imported fuel (and thus decrease the monthly consumption calculated based on the volume estimated in the above tables) at the airports mentioned below, the differentials shall be modified as indicated in the following table until fuel supply originated at REFICAR is reestablished and thus consumption at airports is reestablished as well.

This information will be validated by certifications issued by the refiner. Should the volume assigned by TERPEL to THE AIRLINES be less to what is delivered by the refiner to the market, the volumes will be adjusted using credit notes for the volume not recognized by TERPEL as national refinery product.

ANNEX No. 2

SERVICE LEVEL AGREEMENTS

I.	REQUIRED SERVICE

The product must be supplied under the into plane modality pursuant to the latest version of the Guidance Material on Standard Into-Plane Fueling Procedures “Into Plane” by IATA pursuant to the following service level:

•	IATA Level 1 (Minimum service level)

II.	REQUIRED ASSISTANCE

•	Direct assistance upon arrival of aircraft at parking positions.

•	Assistance minutes prior to scheduled departure of the aircraft or fueling to be completed minutes prior to scheduled departure of the aircraft.

•	Required assistance minutes prior to landing of the aircraft or prior to take-off of the aircraft.

•	“Ad-hoc” assistance at base.

X Others: Details to be specified by THE AIRLINES. Complying with applicable Gannts.

(Note: Mark the corresponding box).

III.	TERPEL UNDERTAKES TO PROVIDE:

1.	Fuel availability according to the agreement.

2.	Adequate personnel, supervision and equipment for fueling service on time, according to scheduled departures for regular flights of THE AIRLINES.

3.	Provide THE AIRLINES timely information in cases of non-compliance, including, but not limited to, delay in fuel supply, fuel supply interruptions or non-planned incidents.

IV.	THE AIRLINES UNDERTAKE TO PROVIDE:

1.	The amounts of fuel required, the fuel required for departure of the aircraft or the amount of fuel requested.

2.	The aircraft ready to be fueled without any restrictions or security risks of the aircraft in relation to fueling.

V.	PERFORMANCE EVALUATION

1.	A “Fuel Supply Interruption” is defined as an event when fuel for the aircraft is not available for delivery due to circumstance under TERPEL’S control. TERPEL is responsible for all circumstances unless the interruption is due to force majeure.

2.	A “Delay in Fuel Supply” is defined as an event when an aircraft to be refueled does not meet its scheduled or expected departure time or loses its departure slot due to circumstances under TERPEL’S control. TERPEL is responsible for all circumstances unless the delay, obstruction or impediment is due to force majeure or the aircraft to be refueled was not ready on time for refueling or was obstructed or impeded due to activities performed by THE AIRLINES or its Agents at the aircraft’s location.

3.	THE AIRLINES agree that unplanned flight activities are not considered non-compliance by TERPEL. Unplanned activities include, but are not limited to, ad hoc flights, defuels, non-regular flights, ATC delayed flights and aircraft maintenance related to fueling activities (inoperative calibration processes, fuel transfer, etc.).

4.	If TERPEL or Into-Plane fueling supplier denies refueling services to the airlines or its subsidiaries pursuant to the respective Agreement, this denial will always and without exception be considered a Delay in Fuel Supply caused by TERPEL.

ANNEX No. 3

ADMINISTRATION OF SAFETY, QUALITY AND OPERATIONS

1.	INTERPRETATION

1.1.	Except as defined by the following terms, all capitalized terms not defined herein shall have the meanings set forth in the Agreement.

a.	“ICAO Manual” shall mean the ICAO Manual on Civil Aviation Jet Fuel Supply (ICAO Doc. 9977, AN/489).

b.	“Services” shall mean all services provided by TERPEL under this Agreement and TERPEL’S obligations under this Agreement, until supply, together with the reasonably and necessary required associated services to comply with the provisions of this Agreement.

2.	ADDITIONAL CONDITIONS

In consideration with the mutual covenants set forth in this Annex and the consideration set forth in the Agreement, THE AIRLINES and TERPEL agree to insert the following terms and conditions:

1.	Compliance with Fuel Standards and Requirements

a.	Fuel Standards and Requirements. Notwithstanding any provision in this Agreement, TERPEL must comply, and ensure its employees, contractors, subcontractors and/or agents comply, with industry standards and practices referenced in the ICAO Manual and the Agreement including, but not limited to, the Fuel specifications in the Eleventh Clause TECHNICAL FUEL SPECIFICATIONS, and any other specific standards and practices set forth in the specific contract, insofar as said industry standards, practices and requirements (as amended from time to time) apply to the provision of Services under this Agreement (collectively known as “Fuel Standards and Requirements”).

2.	Operating and Administrative Procedures

TERPEL must, and must ensure that the employees, contractors, subcontractors and/or agents under its control, comply with:

a.	Having documented procedures for the provisions of the Services offered to THE AIRLINES or for which they are otherwise liable, and timely updating and implementing said procedures so that TERPEL and its employees, contractors, subcontractors and/or agents, comply with the Fuel Standards and Procedures (which include any amendments to the Fuel Standards and Procedures) (known as “Operating Procedures”).

b.	All Operating Procedures related to the provision of the Services under this Agreement;

c.	Notifying their respective employees about the Fuel Standards and Requirements and the applicable Operating Procedures, including any changes to said norms and procedures, as applicable.

3.	TRAINING REQUIREMENTS

TERPEL must ensure the employees, contractors, subcontractors and/or agents under its control:

a.	Train, recurrently train and evaluate their respective employees, contractors, subcontractors, and/or agents associated to the provision of the services to ensure they understand the applicable Fuel Standards and Requirements (including any amendments made to the Fuel Standards and Requirements) and the applicable Operating Procedures (including any amendments made to the Operating Procedures). The latter notwithstanding, THE AIRLINES may also impart induction classes, train and evaluate employees, contractors, subcontractors and/or agents of TERPEL in relation to the specific requirements set forth in the applicable agreement;

b.	Maintain and update their training to ensure that it is current and valid for changes made to the Fuel Standards and Requirements and the Operating Procedures, and to impart any additional training in relation to that training;

c.	Before their respective employees carry out activities related to fuel supply and/or other Services for the Purchase under this Agreement, ensure that the person has been trained and passed all pertinent examinations for said activity as required by subparagraph (a); and

d.	Regarding their respective employees, who provide a fuel supply service or other Services for the Purchaser, ensure that they have:

i.	Read, understood and agreed to comply with the Fuel Standards and Requirements (including any amendments made to the Fuel Standards and Requirements) as well as the applicable Operating Procedures (which includes any amendments to the Operating Procedures); and

ii.	Participated and passed the training and examinations pursuant to subparagraph (a).

e.	Document and maintain physical supporting documentation that provides evidence of compliance with this article (documentation which shall be known as “Training Record”).

4.	TERPEL’S RESPONSIBILITY IN RELATION TO FUEL DELIVERY

TERPEL must monitor, manage, and ensure that its employees, contractors, subcontractors and/or agents monitor and actively manage fuel delivery up to the point of delivery and the provision of the Services to ensure that they meet the terms of this Agreement, and also the Fuel Standards and Requirements and the Operating Procedures, as applicable.

5.	OPTION TO REPLACE PERSONNEL

a.	THE AIRLINES may at any time notify TERPEL of any complaint or claim in relation to any employees or any of the contractor’s, subcontractor’s and/or agents’ employees associated to the fuel supply or the provision of other Services to TERPEL if said request is a result of:

i.	Said employee not complying with the Fuel Standards and Requirements and/or the Operating Procedures or is involved in any other flight safety issue; or

ii.	Said employee has engaged in serious misconduct.

TERPEL reserves the right to make decisions or actions that at it considers pertinent at its discretion to resolve a claim made by the airlines. TERPEL shall inform THE AIRLINES of the decisions and actions taken.

TERPEL will develop, or already has and will maintain, an organizational culture with a philosophy of “safety above all”, setting forth the basis for all activities performed by its employees and will make its best effort to ensure and obtain the same from its contractors, subcontractors and/or agents.

ANNEX No. 4

QUALITY CONTROL, PRODUCT QUANTITY, INSPECTIONS, AUDITS AND SAMPLES

1.	RIGHT TO AUDIT AND INVESTIGATION

1.	Record Keeping. TERPEL must maintain, and ensure and make its contractors, subcontractors and agents maintain, for a minimum period of two (2) years (or more if specified in the Fuel Standards and Requirements) as of their date of creation, adequate documents and records (which includes, and is not limited to, the Training Records), in sufficient details to allow THE AIRLINES to determine compliance of TERPEL with this Agreement and if requested by THE AIRLINES, TERPEL must provide said documents and records to the Purchaser.

2.	Investigations. In addition to the rights set forth in Article Twelfth of the Agreement, THE AIRLINES (or their representative) must conduct:

a.	An investigation at any time with relation to:

i.	Any flight security problems, real or suspected; and/or

ii.	In the event of non-compliance of the Agreement (including the Operating Procedure) by TERPEL, its employees, contractors, subcontractors and/or agents when the airworthiness of the aircraft is compromised, or when said non-compliance causes or may cause damage to aircraft or injury to employees, contractors, subcontractors and/or agents of THE AIRLINES, to passengers, the crew or any person traveling in the aircraft.

3.	Access. However, any provision to the contrary in the Agreement, TERPEL must ensure and make cause its employees, contractors, subcontractors and/or agents to ensure full access to THE AIRLINES or their representative, with reasonable notification and in at a reasonable time, at each of the airports to the following information:

a.	Information and data in the custody or under control of TERPEL or any of its employees, contractors, subcontractors and/or agents;

b.	The Locations and any other offices or facilities, which includes the service station which or from where TERPEL or its employees, contractors, subcontractors and/or agents supply the Fuel and provide the Services as long as they meet the security protocols set forth at each of the locations or airports;

c.	All relevant sections and equipment in the fuel storage and distribution network, including the fuel tankers;

d.	The systems, records and materials of TERPEL, its employees, contractors, subcontractors and/or agents related to Fuel and the Services; and

e.	The employees, contractors, subcontractors and/or agents of the supplier, to obtain information related to this Agreement, the operation of the Services and Fuel supply, and to offer assistance that they reasonably require.

4.	Rectification Plan. TERPEL must (at its own cost and expense) and in a timely fashion:

a.	Review the conclusions or recommendations of the audit or investigation (as applicable); and

b.	Take any corrective action to rectify any problem identified during the inspection, investigation or audit conducted under this Agreement and that may be reasonably expected to have an adverse effect on TERPEL’S capacity to supply Fuel or provide the Service pursuant to this agreement; and said corrective action must be taken within the term specified by THE AIRLINES in accordance with the industry’s best practices. THE AIRLINES may conduct follow-up inspections, audits or investigations to ensure the problems identified are corrected.

2.	CONDITIONS FOR SUBCONTRACTING

If TERPEL suggests subcontracting any of its obligations under this Agreement or proposes changing any subcontractor, TERPEL must send THE AIRLINES a notification at least thirty (30) days before the proposed subcontractor may supply Fuel or provide the Services to the Purchaser under this Agreement, and said notification must contain the details of the proposed subcontractor, the obligations it will fulfill and evidence that the proposed subcontractor meets the standards specified in the ICAO Manual or otherwise specified in this Agreement. TERPEL will enter into a subagreement in writing with each of its subcontractors and must ensure that each subagreement grants the Purchaser the right to audit the subcontractor, and will require that the subcontractor meets TERPEL’S obligations, as set forth in the TWELFTH SECTION. QUALITY CONTROL; QUANTITY OF PRODUCTS, herein. TERPEL acknowledges and agrees that THE AIRLINES can exercise their right to audit over the proposed subcontractor before the proposed subcontractor can provide the Fuel or provide the Services to the Purchaser under this Agreement. For the avoidance of any doubt, any appointment of a subcontractor will not relief TERPEL from its liability under this agreement, and TERPEL shall always be liable for all its obligations, services and functions of any subcontractor as if said obligations, services and functions were complied with by TERPEL.

The above shall apply as long as the choice or change of subcontractor is made by TERPEL.

3.	GENERAL

a.	This Annex shall be governed by the Agreement and be a part of the Agreement.

b.	Whichever terms in this Annex are inconsistent with the Agreement shall be replaced by the terms and conditions that apply to the Agreement. Except if otherwise amended by this Annex, all other terms and conditions of the Agreement remain enforceable without changes and in full force and effect.

MEASURES OF SAFETY AND QUALITY COMPLIANCE DURING FUEL SUPPLY

I.	Violation of the NTC 1899 standard during fuel handling

•	Full compliance with the NTS 1899 Standard: 100% compliance

•	Discrepancies with the NTC 1899 Standard: 0% compliance.

II.	Compliance with the Fuel Standards and Requirements:

Fuel compliance with any of the following items, as applicable:

•	Standards: NTC4643, NTC 4662, NTC 4517, JIG 1 and JIG 2, etc.

•	Evaluations during periodical audits.

•	Full compliance: 100% compliance

•	Serious violations of the standard. 0% compliance.

III.	Rectification Plan for conclusions of the audit:

•	Response within 30 days: 100% compliance

•	Response after 30 days: 0% compliance

•	Implementation of proposals within 60 days: 100% compliance

ANNEX No. 5

Terpel’s Contingency Management and Storage Capacity

TERPEL has storage capacities at supply plants as follows:

Storage Plant	Location	Total Capacity in Gallons	Airports it supples
Planta Baranoa	Baranoa – Atlantico	[**]	BAQ, SMR, RCH, VUP, MTR

Planta Chimita	Chimita – Santander	[**]	EJA, BGA, CUC, AUC.

Planta Mulalo	Mulalo – Valle del Cauca	[**]	CLO

Planta La Maria	Medellin – Antioquia	[**]	MDE, EOH, APO, PEI.

Planta Mamonal	Manonal – Bolivar	[**]	CTG

Planta Mansilla	Facatativa – Cundinamarca	[**]	BOG, LET

TOTAL STORAGE CAPACITY AT PLANTS		[**]

Contingencies are reported when the demand requirements at each airport are not covered through plants and airports. The following actions may be taken, among others:

1.	Follow-up to stock levels and possible supply from non-usual plants and/or airports

2.	Search for alternate supply sources

3.	Monitoring of volumes consumed v. available per airport

a.	Tankering activation – Notifying the airlines of availability under or equivalent to 1 day of stock at the airport.

b.	Begin tinkering

Note 1: The gallons mentioned in the table are part of the storage capacity at Terpel’s supply plants to service flights from various airlines and aircraft at each of the airports.

Note 2: The gallons referenced in the table do not obligate Terpel to maintain that quantity of gallons stored during the term of the agreement.

[**] Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

ANNEX No. 6

Aircraft Defueling Process in the Jose Maria Cordova Airport

1.	OBJETIVO

Establecer los requisitos y acciones a seguir para la prestación del servicio de desabastecimiento de combustible a aeronaves de forma confiable y segura, bajo los estándares de calidad de acuerdo a la normatividad vigente, las políticas internas de la Organización Terpel y de las aerolíneas.

2.	ALCANCE

Este procedimiento se realizara conforme a los requisitos establecidos en la versión vigente de las normas Técnicas NTC 5841 y JIG 1, de las cuales aplican los requisitos más restrictivos y se refleja en detalle en cada uno de los numerales de este procedimiento para las operaciones de Medellín a ser realizados por Terpel o su operador autorizado para darle el tratamiento adecuado al combustible desabastecido y poderlo retornar a la aerolínea o liberarlo de acuerdo a sus requerimientos en los siguientes casos:

•	Para ajustar la carga de turbo combustible contenido en los tanques de la aeronave.

•	Para desabastecer totalmente la carga de turbo combustible contenido dentro de los tanques. (A su vez esta acción puede ser necesaria para cualquier tipo de mantenimiento que se requiera o por inactividad o traslado de la aeronave en caso de emergencia).

3.	DESARROLLO DE ACTIVIDADES

DESCRIPCIÓN

La solicitud la debe realizar la Aerolínea a través del área Mantenimiento Avianca a Terpel por correo electrónico, especificando fecha, hora, lugar, matrícula de la aeronave, razón del desabastecimiento, tipo y grado de combustible, la cantidad a desabastecer y la información referente al tipo del grado de combustible tomado en los 2 últimos lugares en donde fue aprovisionado el tanque a desabastecer.

Correo oficial para solicitar servicio por parte de Mantenimiento Avianca:

Los correos electrónicos a los cuales Avianca enviara el requerimiento son:

Correos electrónicos de Terpel

•	Hugo.henao@terpel.com

•	Rafael.hoyos@terpel.com

•	Luis.Romero@terpel.com

•	adriana.barros@terpel.com

Con copia a Combustibles

•	diego.gracia@avianca.com

•	angie.barreto@avianca.com

Terpel confirmará por correo electrónico, la autorización para prestar el servicio.

Los Números Avantel y/o celulares a los cuales el personal de Avianca se puede comunicar para hacer seguimiento a la solicitud de desabastecimiento son los siguientes:

Opción 1

Terpel

Celular 3156013403 y 3155333957

Para el evento en que por alguna circunstancia una aeronave está localizada dentro de un hangar o recinto cerrado e imposibilitada para ser trasladada a otro sitio y requiera ser desabastecida por cualquier causa. En este caso, antes de proceder con el desabastecimiento, la aerolínea debe presentar a Terpel la autorización de la autoridad aeroportuaria y presencia de bomberos aeronáuticos en el sitio del desabastecimiento. Tomado bajo referencia JIG 1 Numeral 6.12.

NOMBRE DE LA TAREA: REALIZACIÓN DEL SERVICIO Y TOMA DE MUESTRAS	RESPONSABLE: ALLIED, TERPEL Y LAS AEROLINEAS

DESCRIPCIÓN

1.	Los desabastecimientos se efectúan solo con carro tanques tipo Refueler y se debe garantizar que el tanque, filtros y líneas se encuentren previamente vacíos y drenados.

2.	El vehículo desabastecedor empleado debe cumplir con las recomendaciones establecidas en el boletín JIG 66 “Vehicle defuel circuits isolation of defuel circuits bypassing the sales meter” de noviembre de 2013 o revisiones posteriores. Con base a numerales 4.23 y 5.9 de JIG 1.

3.	En cualquier modalidad que se escoja para el desabastecimiento, únicamente la persona autorizada o el técnico responsable por parte de la aerolínea solicitante, será el directo y absoluto responsable de la manipulación de la aeronave y acciones que se tomen en la misma. Ellos serán quienes ordenen, ejecuten conexiones, alistamiento y programación de panel de control, controlen las cantidades a desabastecer de la aeronave según manual de fabricante de la aeronave y procedimiento internos.

4.	En ningún caso el desabastecimiento podrá realizarse a través de un sistema de redes hidrantes.

5.	El personal de mantenimiento de la aerolínea deberá efectuar el drenaje necesario previo del tanque a desabastecer eliminando la presencia del agua antes de la toma de las muestras correspondientes para evaluar la calidad del combustible a ser desabastecido.

6.	Terpel o su operador designado debe tomar una muestra al producto que se va a desabastecer y realizar la respectiva inspección visual y las pruebas abreviadas de acuerdo con la norma JIG 1, NTC 4642 y 4643.

7.	Si como resultado de las pruebas abreviadas el combustible es producto conforme, se realizará el desabastecimiento. (Continua en numeral 9).

8.	Si como resultado de las pruebas abreviadas se detecta que el combustible no cumple se acordara con el proveedor el paso a seguir entre las siguientes 2 opciones: Previo acuerdo entre las partes. Generando la máxima prioridad a la operación.

a.	Se recibirá el producto por parte del Proveedor (Terpel):

En este caso se deben realizar las pruebas correspondientes para confirmar si existe crecimiento microbiológico. Los costos y tiempos asociados al evento se pactarán de acuerdo al desabastecimiento. Previo acuerdo entre las partes.

El tipo de muestra tomada y la prueba empleada para comprobar o descartar crecimiento microbiológico debe cumplir con lo establecido en el numeral 5.9 y el apéndice 12 de la norma JIG 1.

En caso de confirmarse la contaminación con microorganismos, el vehículo empleado en el desabastecimiento debe ser ingresado a un proceso de evaluación y monitoreo de acuerdo con lo indicado en la norma JIG 1 Numeral, 5.9.

De igual forma, luego de confirmarse la contaminación microbiológica, el vehículo empleado en el desabastecimiento no podrá ser retornado a las operaciones de suministro sin antes ser sometido a un lavado del filtro, un cambio de la totalidad de los elementos filtrantes y una confirmación a través de una nueva prueba microbiológica de que ya no existe contaminación. Para esto se debe llenar completamente la carcasa con producto en buenas condiciones y tomar la muestra para la prueba a través de la línea o punto de drenaje.

b.	No se recibe el producto por parte del Proveedor (Terpel):

La aerolínea coordinara el desabastecimiento por gravedad a las pipetas disponibles en el aeropuerto las cuales son propiedad de Terpel y en administración del Taller de Herramientas, para esto mantenimiento se pondrá en contacto directamente con el Taller de Herramientas.

Taller de herramientas controlará y remitirá el producto desabastecido almacenado en las pipetas al proveedor autorizado por el área de Gestión Ambiental.

9.	Antes del inicio del desabastecimiento el operador del refueler debe tomar las medidas de control para evitar una contra presión en la línea de defuel de la aeronave, se recomienda leer lo establecido en el numeral 6.6 de la norma JIG 1. Versión 11.

10.	Si el producto desabastecido, luego de las pruebas abreviadas o microbiológicas realizadas no cumple con las especificaciones de calidad para ser abastecido a la aeronave, deberá depositarse en las pipetas para su disposición final. Remitirse al numeral 8.B.

11.	Si el producto desabastecido se encuentra en buenas condiciones de calidad, entonces este puede ser devuelto a la aerolínea, previa autorización por escrito del técnico a cargo del abastecimiento de la aeronave (Formato Allied desabastecimiento aeronaves), aceptando que lo recibe bajo su responsabilidad – Esta devolución se hace bajo responsabilidad de la aerolínea. Es decir, el técnico a cargo del abastecimiento es colaborador de la aerolínea. Al momento de modificaciones a la norma vigente, se actualizaría el formato.

12.	En ningún caso el combustible desabastecido puede ser entregado a una aeronave diferente a la aeronave del cual fue desabastecido, ni podrá ser mezclado con otro combustible que se encuentre apto para suministro (De acuerdo a la restricción explicita de la NTC5841 numeral. 11.2). Al momento de modificaciones a la norma vigente, se actualizaría el procedimiento.

13.	En todos los casos el producto desabastecido y drenado que vaya a ser reabastecido nuevamente a la aeronave, se debe hacer pasar por el sistema de filtración coalescente separador del vehículo abastecedor.

14.	Si por cualquier circunstancia el producto desabastecido que se encuentra en el Refueler no ha sido recibido por la aerolínea en un plazo de 72 horas, él mismo será dado a disposición final de conformidad con el numeral 8.B.

NOMBRE DE LA TAREA: CONTROL DE SEGURIDAD Y MEDIO AMBIENTE	RESPONSABLE: ORGANIZACIÓN TERPEL, ALLIED Y AVIANCA

DESCRIPCIÓN

•	Acatar todas las normas básicas de seguridad dispuestas por la autoridad del aeropuerto en sitios autorizados para el mantenimiento de las aeronaves de la aerolínea.

•	Utilizar elementos de protección personal requeridos en el área.

•	No se deben llevar a cabo operaciones de desabastecimiento o drenaje de combustible durante tormentas eléctricas.

•	Disponer de Kit de derrames en el sitio de la operación, el cual debe contener como mínimo lo descrito en el numeral 6.1.12.9 de la norma NTC 4643. Segunda actualización.

•	Ubicar los extintores en el sitio de trabajo.

TIEMPOS DE PRESTACIÓN DEL SERVICIO

Para Mantenimientos programados el servicio se debe solicitar 24 horas antes del momento del desabastecimiento según la programación del área de Mantenimiento de la Aerolínea.

Si el servicio de desabastecimiento se solicita por razones diferentes a mantenimientos programados el tiempo de respuesta varía de 4 a 6 horas, dependiendo de la hora de la solicitud y de la operación del aeropuerto, es importante tener en cuenta que para realizar este servicio es necesario disponer de un vehículo, trasladarlo a la planta para cumplir con los procedimientos que garanticen que cumple con las condiciones técnicas, mecánicas, de calidad y que está totalmente vacío.

El desabastecimiento se puede realizar mínimo por 500 galones y máximo por 3.000 galones de JET. Cantidades diferentes necesario hacer acuerdos entre las partes.